Exhibit 4.1

Confidential portions of this document have been omitted

pursuant to a request for confidential treatment

CONFORMED COPY

DATED 28 SEPTEMBER 2004

KOWLOON-CANTON RAILWAY CORPORATION

as Borrower

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED,

HANG SENG BANK LIMITED,

THE BANK OF TOKYO-MITSUBISHI, LTD.,

CALYON,

BANK OF CHINA (HONG KONG) LIMITED,

BNP PARIBAS HONG KONG BRANCH,

STANDARD CHARTERED BANK (HONG KONG) LIMITED,

BARCLAYS BANK PLC

and

CITIBANK, N.A.

as Senior Lead Managers

UFJ BANK LIMITED, HONG KONG BRANCH,

BANK OF COMMUNICATIONS, HONG KONG BRANCH,

MIZUHO CORPORATE BANK, LTD., HONG KONG BRANCH,

NATIONAL AUSTRALIA BANK LIMITED,

SUMITOMO MITSUI BANKING CORPORATION,

ABN AMRO BANK N.V.,

DBS BANK LTD.,

WING LUNG BANK, LIMITED

and

COMMONWEALTH BANK OF AUSTRALIA

as Lead Managers

THE BANKS AND OTHER FINANCIAL INSTITUTIONS

named herein as Lenders

BNP PARIBAS HONG KONG BRANCH

as Agent

HK$8,000,000,000

CREDIT FACILITIES

AGREEMENT

Schedules

Schedule 1 The Lenders		43
Schedule 2 Form of Novation Certificate		48
Schedule 3 Form of Substitution Certificate		51
Schedule 4 Form of Legal Opinion		53

Execution		48

The Appendix	Form of Notice of Drawing	1

THIS AGREEMENT is made on the 28th day of September 2004

BETWEEN:

(1)	KOWLOON-CANTON RAILWAY CORPORATION, a public authority established by the Kowloon-Canton Railway Corporation Ordinance of Hong Kong (Cap. 372) whose head office is at KCRC House, No. 9 Lok King Street, Fo Tan, Shatin, New Territories, Hong Kong as borrower (the “Borrower”);

(2)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, HANG SENG BANK LIMITED, THE BANK OF TOKYO-MITSUBISHI, LTD., CALYON, BANK OF CHINA (HONG KONG) LIMITED, BNP PARIBAS HONG KONG BRANCH, STANDARD CHARTERED BANK (HONG KONG) LIMITED, BARCLAYS BANK PLC and CITIBANK, N.A. as senior lead managers (in such capacity, the “Senior Lead Managers”);

(3)	UFJ BANK LIMITED, HONG KONG BRANCH, BANK OF COMMUNICATIONS, HONG KONG BRANCH, MIZUHO CORPORATE BANK, LTD., HONG KONG BRANCH, NATIONAL AUSTRALIA BANK LIMITED, SUMITOMO MITSUI BANKING CORPORATION, ABN AMRO BANK N.V., DBS BANK LTD., WING LUNG BANK, LIMITED and COMMONWEALTH BANK OF AUSTRALIA as lead managers (in such capacity, the “Lead Managers”);

(4)	THE BANKS AND OTHER FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders; and

(5)	BNP PARIBAS HONG KONG BRANCH as agent (in such capacity, the “Agent”).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions. In this Agreement, unless the context requires otherwise:

“Advance” means each lending of a portion of the Commitments under the Facilities pursuant to Clause 4 or Clause 5 or, as the context may require, the principal amount advanced to the Borrower on each such occasion;

“Assignee” means any person to which an assignment of all or part of the rights of any Lender has taken effect in accordance with Clause 22.3;

“Availability Period” means the period commencing on the date of this Agreement and ending on the earlier of (a) the date falling sixty (60) months after the date of this Agreement and (b) the date on which the Facilities are cancelled or terminated under the provisions of this Agreement;

“Borrowed Money” means indebtedness for money borrowed or raised and debit balances at banks, acceptances and the principal amount of any notes, debentures, bonds, bills of exchange, promissory notes or similar instruments drawn, made, accepted, issued, endorsed or guaranteed by the Borrower for the purpose of raising money and any other transaction having the commercial effect of borrowing or raising money, but shall exclude bills of exchange drawn under or in respect of letters of credit or contracts for the provision of goods or services for the purpose of effecting payment and not in connection with the raising of money;

“Business Day” means a day (excluding Saturday) on which banks are open for business in Hong Kong;

“Commitment” means, in relation to each Lender, the principal amount set opposite that Lender’s name in Schedule 1 or, as the case may be, in any Novation Certificate, in each case, as reduced by its Participation in Advances from time to time or otherwise in accordance with the provisions of this Agreement, being the maximum amount which that Lender is committed to make available under the Facilities at any one time;

“Conversion Date” means, in relation to each of the Tranche B Facility and the Tranche C Facility, the date falling sixty (60) months after the date of this Agreement unless the Tranche B Facility or (as the case may be) the Tranche C Facility is cancelled or terminated prior to such date;

“Eligible Transferee” means a bank, deposit taking company or other financial institution duly authorised to carry on its business and to participate in the Facilities;

“Encumbrance” means any mortgage, charge, pledge, lien, encumbrance, hypothecation or other security interest or security arrangement of any kind;

“Event of Default” means any event or circumstance specified as such in Clause 15;

“Facilities” means the Tranche A Facility and/or the Tranche B Facility and/or the Tranche C Facility to be made available under this Agreement, and “Facility” means any of the Facilities as the context may require;

“Fee Letters” means the letters referred to in Clause 11.2 and 11.3;

“Finance Documents” means this Agreement, the Fee Letters and any other document designated as such by the Agent and the Borrower and “Finance Document” means any one of them;

“Finance Parties” means the Agent, the Senior Lead Managers, the Lead Managers and the Lenders and “Finance Party” means any one of them;

“HIBOR” means, in relation to any relevant sum and any relevant period:

(a)	the rate shown on the Telerate Monitor Screen as being the rate per annum at which Hong Kong Dollar deposits are offered for a period equal or comparable to such period at or about 11:00 a.m. (Hong Kong time) on the first Business Day of such period; for this purpose “Telerate Monitor Screen” means the display designed as page “9898” on the Telerate Monitor system or such other page as may replace page “9898” on that system for the purpose of displaying offered rates for Hong Kong Dollar deposits; but

(b)	if at or about such time on the relevant day no such rate appears on the Telerate Monitor Screen, the rate determined by the Agent to be the arithmetic mean (rounded up if necessary to the nearest integral multiple of 1/16%) of the respective rates notified to the Agent by each Reference Bank as being the rate per annum at which Hong Kong Dollar deposits in an amount comparable to such sum are offered to that Reference Bank for such period by prime banks in the Hong Kong interbank market at or about 11:00 a.m. (Hong Kong time) on the first Business Day of such period Provided that if any Reference Bank does not notify such a rate to the Agent for any relevant period HIBOR for such period shall be determined on the basis of the rates notified by the other Reference Banks, subject as provided in Clause 8;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Hong Kong Dollars” and “HK$” mean the lawful currency for the time being of Hong Kong;

“Interest Payment Date” means the last day of an Interest Period;

“Interest Period” means an interest period ascertained in accordance with Clause 6;

“KCRC Ordinance” means the Kowloon-Canton Railway Corporation Ordinance of Hong Kong (Cap. 372);

“Lenders” means the banks and financial institutions listed in Schedule 1 as Lenders and each Assignee and Transferee but such term shall not include any Lender in respect of which (a) no amount is or may become owing to or by it under this Agreement and (b) whose Commitment has been cancelled or reduced to nil;

“Lending Office” means, in relation to each Lender, its office at the address specified in Schedule 1 or such other office as may be selected by it from time to time pursuant to Clause 22.11;

“Loan” means the aggregate principal amount advanced and for the time being outstanding under the Facilities;

“Majority Lenders” means:

(a)	in relation to matters affecting the rights, interests or benefit of the Lenders or the obligations of the Borrower in respect of a particular Tranche of Facility only, a Lender or Lenders:

(i)	at any time when any Advance under that Facility has been made and is outstanding, whose aggregate Participation(s) in the outstanding Advance(s) under that Facility is/are at least sixty-six and two thirds per cent (66 2/3%) of the outstanding Advance(s) under that Facility; or

(ii)	at any time when no Advance under that Facility is outstanding, whose aggregate Commitment(s) in that Facility is/are at least sixty-six and two thirds per cent (66 2/3%) of all the Commitments in that Facility; or

(iii)	at any time when (i) does not apply and the Facility in question has been cancelled or terminated, whose Commitment(s) in that Facility immediately before such cancellation or termination was/were at least sixty-six and two thirds per cent (66 2/3%) of all the Commitments in that Facility; and

(b)	in relation to matters affecting the rights, interests or benefit of the Lenders or the obligations of the Borrower in respect of the Facilities and/or this Agreement generally, a Lender or Lenders:

(i)	the sum of whose aggregate Commitment(s) and Participation(s) in the Facilities is/are at least sixty-six and two thirds per cent (66 2/3%) of the sum of all the Commitments and all the Participations in the Facilities; or

(ii)	at any time when the Facilities have all been cancelled or terminated, the sum of whose Commitment(s) and Participation(s) in the Facilities immediately before such cancellation or termination was/were at least sixty-six and two thirds per cent (66 2/3%) of the sum of all the Commitments and all the Participations in the Facilities;

“Margin” means the Tranche A Margin, the Tranche B Margin or (as the case may be) the Tranche C Margin;

“Material Adverse Effect” means, in the reasonable opinion of the Majority Lenders, a material adverse effect on:

(a)	the ability of the Borrower to perform its obligations under any of the Finance Documents;

(b)	the business, operations, assets, financial or other condition or prospects of the Borrower; or

(c)	the validity or enforceability of any Finance Document or the rights or remedies of any Finance Party under any of the Finance Documents;

“Notice of Drawing” means a notice in the form set out in the Appendix;

“Novation Certificate” means a certificate substantially in the form of Schedule 2;

“Participation” means in relation to each Lender, in respect of any amount owing to the Lenders hereunder, the proportion of such amount which is owing to that Lender and, in respect of a proposed Advance, the proportion of that Advance which is to be made available by that Lender and “Participation in the Facilities” shall be construed accordingly;

“Permitted Encumbrance” means any Encumbrance:

(a)	in existence on the date of this Agreement;

(b)	arising by operation of law in the ordinary course of business;

(c)	on any property or assets acquired after the date of this Agreement, provided that any such Encumbrance is in existence prior to such acquisition;

(d)	on any immovable property created for the purpose of the development by the Borrower for such purposes and in such manner as it may think fit of all or any of its immovable property not for the time being required in connection with the use of any railway system operated by it (including on any property used as the Borrower’s corporate headquarters or administrative offices);

(e)	created on any asset (or the contract for the acquisition or construction of an asset) by the Borrower at the time of such acquisition or construction to secure payment of the purchase price of such asset or to secure any loan incurred for the purpose of financing such acquisition or construction or the improvement or repair of such asset;

(f)	over goods and products, or documents of title to goods and products, arising in the ordinary course of trading in connection with letters of credit and similar transactions where such Encumbrance secures only indebtedness representing the acquisition cost or selling price (and amounts incidental thereto) of such goods and products required to be paid within 180 days after the date upon which such indebtedness was first incurred;

(g)	arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect entered into in the ordinary course of trading;

(h)	to secure indebtedness of the Borrower where the relevant creditor has no right of recovery against the general assets and undertakings of the Borrower but has a limited right of recourse only against the assets acquired with the proceeds of such indebtedness;

(i)	created in favour of a plaintiff or defendant in any action, or the court or tribunal before which such action is brought, as security for costs or expenses where the Borrower can demonstrate to the reasonable satisfaction of the Agent that it is prosecuting or defending such action in the bona fide interests of the Borrower;

(j)	created with respect to any finance or leveraged leasing of any assets of the Borrower;

** The confidential portion has been omitted

and filed separately with the Commission

(k)	securing indebtedness incurred to refinance other indebtedness permitted to be secured under the foregoing paragraphs, provided that the aggregate principal amount of the indebtedness secured by such Encumbrance is not increased and such Encumbrance does not extend to any assets other than those which were subject to the Encumbrance securing the refinanced indebtedness;

(l)	authorised in writing by the Agent on the instructions of the Majority Lenders; or

(m)	securing indebtedness, the outstanding principal amount of which (when aggregated with any other indebtedness which has the benefit of an Encumbrance given by the Borrower other than permitted under paragraphs (a) to (l) above) does not exceed US$100,000,000 or its equivalent in other currencies;

“Potential Event of Default” means any event or circumstance which with the giving of notice or the passage of time (or any combination of them) would become an Event of Default;

“Reference Banks” means the principal Hong Kong offices of The Hongkong and Shanghai Banking Corporation Limited, Standard Chartered Bank (Hong Kong) Limited and Bank of China (Hong Kong) Limited or any substitute reference bank(s) appointed pursuant to Clause 22.12;

“Subsidiary” in relation to any company means any other company or other entity directly or indirectly under the control of the first-mentioned company; for this purpose “control” means ownership of more than fifty per cent (50%) of the voting share capital or equivalent right of ownership of such company or entity, or power to direct its policies and management whether by contract or otherwise and “Holding Company” in relation to any company means the company of which such last-mentioned company is a subsidiary;

“Substitution Certificate” means a certificate substantially in the form of Schedule 3;

“Tranche A Facility”, “Tranche B Facility” and “Tranche C Facility” mean that part of the Facilities respectively designated as such in Clause 2.2, and “Tranche” means such one of them as the context may require;

“Tranche A Margin” means **;

“Tranche B Final Maturity Date” means the date falling eighty four (84) months after the date of this Agreement;

“Tranche B Loan” means the aggregate principal amount advanced and for the time being outstanding under the Tranche B Facility;

“Tranche B Margin” means **;

“Tranche C Final Maturity Date” means the date falling one hundred and twenty (120) months after the date of this Agreement;

** The confidential portion has been omitted

and filed separately with the Commission

“Tranche C Loan” means the aggregate principal amount advanced and for the time being outstanding under the Tranche C Facility;

“Tranche C Margin” means **;

“Transferee” means an Eligible Transferee to which all or any part of a Lender’s rights, benefits and/or obligations under this Agreement have been transferred pursuant to Clause 22.4; and

“US$” means the lawful currency for the time being of the United States of America.

1.2	Construction. In this Agreement, unless the context requires otherwise, any reference to:

an “authorisation” includes any approvals, consents, licences, permits, franchises, permissions, registrations, resolutions, directions, declarations and exemptions;

an Event of Default or Potential Event of Default which is “continuing” means an Event of Default or Potential Event of Default which has not been remedied or waived;

“including” or “includes” means including or includes without limitation;

“indebtedness” includes any obligation of any person for the payment or repayment of money, whether present or future, actual or contingent, including but not limited to, any such obligation:

(a)	under or in respect of any acceptance, bill, bond, debenture, note or similar instrument;

(b)	under or in respect of any guarantee, indemnity, counter-security or other assurance against financial loss;

(c)	in respect of the purchase, hire or lease of any asset or service; or

(d)	in respect of any indebtedness of any other person whether or not secured by or benefiting from an Encumbrance on any property or asset of such person;

“law” and/or “regulation” includes any constitutional provisions, treaties, conventions, statutes, acts, laws, decrees, ordinances, subsidiary and subordinate legislation, orders, rules and regulations having the force of law and rules of civil and common law and equity;

an “order” includes any judgment, injunction, decree, determination or award of any court, arbitration or administrative tribunal;

a “person” includes any individual, company, body corporate or unincorporate or other juridical person, partnership, firm, joint venture or trust or any federation, state or subdivision thereof or any government or agency of any thereof; and “tax” includes any tax, levy, duty, charge, impost, fee, deduction or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing or other authority and includes any interest, penalty or other charge payable or claimed in respect thereof and “taxation” shall be construed accordingly.

1.3	Successors and Assigns. The expressions “Borrower”, “Senior Lead Managers”, “Lead Managers”, “Lenders” and “Agent” shall, where the context permits, include their respective successors and permitted assigns and any persons deriving title under them.

1.4	Miscellaneous. In this Agreement, unless the context requires otherwise, references to provisions of any law or regulation shall be construed as references to those provisions as replaced, amended, modified or re-enacted from time to time; words importing the singular include the plural and vice versa and words importing a gender include every gender; references to this Agreement or any other Finance Document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time; unless otherwise stated, references to Clauses, Schedules and the Appendix are to clauses of and schedules and appendices to this Agreement and references to this Agreement include its Schedules and its Appendix. Clause headings are inserted for reference only and shall be ignored in construing this Agreement.

2.	THE FACILITIES

2.1	Amount and Participations. Subject to the provisions of this Agreement:

(a)	the aggregate principal amount of the Facilities available to the Borrower is Eight billion Hong Kong Dollars (HK$8,000,000,000) divided into three (3) Tranches as set out in Clause 2.2; and

(b)	each Lender will participate in each Advance under each Tranche in the proportion which its Commitment bears to the aggregate Commitments of all Lenders to that Tranche.

2.2	Tranches. The Facilities shall be divided into three (3) Tranches as follows:

(a)	Tranche A Facility. The Tranche A Facility shall comprise a revolving credit facility in the amount of up to Three billion five hundred million Hong Kong Dollars (HK$3,500,000,000) available during the Availability Period;

(b)	Tranche B Facility. The Tranche B Facility shall comprise a revolving credit facility in the amount of up to Three billion five hundred million Hong Kong Dollars (HK$3,500,000,000) available during the Availability Period, the aggregate outstanding principal amount in Hong Kong Dollars of which revolving credit facility as at the Conversion Date will be converted into a term loan facility pursuant to Clause 5.9; and

(c)	Tranche C Facility. The Tranche C Facility shall comprise a revolving credit facility in the amount of up to One billion Hong Kong Dollars (HK$1,000,000,000) available during the Availability Period, the aggregate outstanding principal amount in Hong Kong Dollars of which revolving credit facility as at the Conversion Date will be converted into a term loan facility pursuant to Clause 5.9.

2.3	Purpose. The proceeds of the Facilities shall be used for the general working capital requirements of the Borrower. Neither the Agent nor any Lender shall have any responsibility to see to the application of the proceeds by the Borrower.

2.4	Lenders’ Several Liability. The rights and obligations of the Lenders hereunder are several and accordingly:

(a)	the amount at any time owing by the Borrower hereunder to each Lender or the Agent shall be a separate and independent debt and each Lender and the Agent shall be entitled to protect and enforce its respective rights arising out of this Agreement; and

(b)	the failure of any Lender to perform its obligations hereunder shall not relieve any other Lender, the Agent or the Borrower of any of its respective obligations, nor shall any Lender or the Agent be responsible for the obligations of any other Lender.

3.	CONDITIONS PRECEDENT

3.1	Conditions. The Lenders shall not be obliged to make any Advance to the Borrower unless the Agent shall have received:

Finance Documents

(a)	this Agreement duly executed by all the parties;

(b)	the Fee Letters duly executed by the Agent and the Borrower;

Corporate Documents

(c)	in relation to the Borrower:

(i)	a certificate signed by the Company Secretary of the Borrower confirming that the Managing Board of the members of the Borrower have approved the borrowing on the terms of this Agreement and have authorised its appropriate officer(s) to execute this Agreement, the Fee Letters and all Notices of Drawing and any other notices or documents required in connection herewith or therewith;

(ii)	certified true copies of a list of the members of the Borrower together with the specimen signatures of any relevant member or other appropriate officer authorised to execute any of the documents referred to in Clause 3.1(c)(i) above;

(iii)	a certified true copy of the current business registration certificate of the Borrower; and

Miscellaneous

(d)	a legal opinion of the Lenders’ counsel substantially in the form of Schedule 4.

3.2	Agent’s Approval. All the documents and evidence referred to in Clause 3.1 shall be supplied in such number of copies or counterparts as the Agent may reasonably require. Copies required to be certified shall be certified in a manner satisfactory to the Agent by a duly authorised officer of the Borrower or other party concerned.

3.3	Notice. Upon receipt of all the documents and evidence referred to in Clause 3.1, the Agent shall promptly give notice of that fact to the Borrower and the Lenders.

4.	TRANCHE A FACILITY - ADVANCES, REPAYMENTS AND CANCELLATION

4.1	Availability. Subject to Clause 4.2 and the other terms and conditions of this Agreement, the Borrower may request the making of an Advance under the Tranche A Facility on any Business Day during the Availability Period, Provided that:

(a)	the amount of each Advance under the Tranche A Facility shall be at least HK$100,000,000 and an integral multiple of HK$10,000,000, except for any Advance of the then remaining undrawn balance of the Tranche A Facility;

(b)	not more than 15 Advances under the Tranche A Facility may be outstanding at any one time; and

(c)	the aggregate principal amount of all Advances under the Tranche A Facility outstanding at any one time shall not exceed the aggregate principal amount available under the Tranche A Facility at such time. If the Borrower has given a notice of cancellation pursuant to Clause 4.7, the Borrower may not draw an Advance under the Tranche A Facility if it would result in such an excess on the date on which the cancellation is to take effect.

4.2	Conditions of Drawing. The making of each Advance under the Tranche A Facility is also subject to the conditions that:

(a)	the requirements of Clause 3 shall have been satisfied before the first Notice of Drawing under the Tranche A Facility is given or such later time as the Agent may agree;

(b)	the Agent shall have received not later than 12:00 noon (Hong Kong time) on the second (2nd) Business Day before the date on which the Advance is to be made a duly completed and signed original Notice of Drawing under the Tranche A Facility; and

(c)	no Event of Default or Potential Event of Default shall have occurred (or would be likely to occur as a result of the Advance being made) and all representations and warranties made by the Borrower in this Agreement shall be true and correct as at the date such Advance is to be made with reference to the facts and circumstances then subsisting.

4.3	Notification. The Agent shall promptly notify the Lenders of each Notice of Drawing received under the Tranche A Facility whereupon each Lender shall, subject to the provisions of this Agreement, make available to the Borrower its Participation in the relevant Advance in accordance with Clause 12.1.

4.4	Notice of Drawing Irrevocable. A Notice of Drawing once given under the Tranche A Facility shall be irrevocable and the Borrower shall be bound to draw an Advance under the Tranche A Facility in accordance therewith, except as otherwise provided in this Agreement. If for any reason an Advance under the Tranche A Facility is not made in accordance with the relevant Notice of Drawing, the Borrower shall within ten (10) Business Days of demand pay to the Agent for the account of each Lender such amount (if any) as such Lender may certify (with reasonable details of the calculation thereof) to be necessary to compensate it for any loss or expense incurred in liquidating or redeploying funds arranged for the purpose of the proposed Advance. If an Advance under the Tranche A Facility is not made in accordance with a Notice of Drawing because of a Lender’s default, the Borrower shall not be required to compensate such lender in the manner contemplated by this Clause 4.4.

4.5	Repayments. The Borrower shall repay each Advance under the Tranche A Facility in full on the Interest Payment Date applicable to that Advance. Any amount so repaid shall, subject to the terms of this Agreement, be available for further Advances. All Advances and all accrued interest and other monies outstanding in connection with the Tranche A Facility shall be repaid not later than the end of the Availability Period.

4.6	Renewals. If on any Interest Payment Date an Advance under the Tranche A Facility is to be repaid and a new Advance under the Tranche A Facility made, then no actual payments by the Borrower or the Lenders shall be required hereunder to the extent of the amount which is to be repaid and re-advanced.

4.7	Voluntary Cancellation. The Borrower may cancel all or any part of the undrawn Tranche A Facility without premium or penalty by giving to the Agent not less than seven (7) days’ prior written notice, Provided that the amount of any partial cancellation shall be at least HK$50,000,000 and an integral multiple of HK$10,000,000. Once given, any such notice of cancellation shall be irrevocable. Amounts cancelled under the Tranche A Facility shall not be available for further Advances. Any partial cancellation pursuant to this Clause shall reduce the Commitment of each Lender under the Tranche A Facility pro rata.

5.	TRANCHE B FACILITY AND TRANCHE C FACILITY - ADVANCES, REPAYMENTS AND CANCELLATION

5.1	Availability. Subject to Clause 5.2 and the other terms and conditions of this Agreement, the Borrower may request the making of an Advance under the Tranche B Facility or under the Tranche C Facility on any Business Day during the Availability Period, Provided that:

(a)	the amount of each Advance under the Tranche B Facility or the Tranche C Facility (as the case may be) shall be at least HK$100,000,000 and an integral multiple of HK$10,000,000, except for any Advance of the then remaining undrawn balance of either Facility;

(b)	not more than 15 Advances under the Tranche B Facility may be outstanding at any one time;

(c)	not more than 8 Advances under the Tranche C Facility may be outstanding at any one time; and

(d)	the aggregate principal amount of all Advances under the Tranche B Facility or the Tranche C Facility (as the case may be) outstanding at any one time shall not exceed the aggregate principal amount available under each such Facility at such time. If the Borrower has given a notice of cancellation pursuant to Clause 5.7 in respect of either the Tranche B Facility or the Tranche C Facility, the Borrower may not draw an Advance under the relevant Facility if it would result in such an excess on the date on which the cancellation is to take effect.

5.2	Conditions of Drawing. The making of each Advance under the Tranche B Facility or the Tranche C Facility is also subject to the conditions that:

(a)	the requirements of Clause 3 shall have been satisfied before the first Notice of Drawing under either Facility is given or such later time as the Agent may agree;

(b)	the Agent shall have received not later than 12:00 noon (Hong Kong time) on the second (2nd) Business Day before the date on which the Advance is to be made a duly completed and signed original Notice of Drawing under the relevant Facility; and

(c)	no Event of Default or Potential Event of Default shall have occurred (or would be likely to occur as a result of the Advance being made) and all representations and warranties made by the Borrower in this Agreement shall be true and correct as at the date such Advance is to be made with reference to the facts and circumstances then subsisting.

5.3	Notification. The Agent shall promptly notify the Lenders of each Notice of Drawing received under the Tranche B Facility or the Tranche C Facility whereupon each Lender shall, subject to the provisions of this Agreement, make available to the Borrower its Participation in the relevant Advance in accordance with Clause 12.1.

5.4	Notice of Drawing Irrevocable. A Notice of Drawing once given under the Tranche B Facility or the Tranche C Facility shall be irrevocable and the Borrower shall be bound to draw an Advance under the relevant Facility in accordance therewith, except as otherwise provided in this Agreement. If for any reason an Advance under the Tranche B Facility or the Tranche C Facility is not made in accordance with the relevant Notice of Drawing, the Borrower shall within ten (10) Business Days of demand pay to the Agent for the account of each Lender such amount (if any) as such Lender may certify (with reasonable details of the calculation thereof) to be necessary to compensate it for any loss or expense incurred in liquidating or redeploying funds arranged for the purpose of the proposed Advance. If an Advance under the Tranche B or Tranche C Facility is not made in accordance with a Notice of Drawing because of a Lender’s default, the Borrower shall not be required to compensate such Lender in the manner contemplated by this Clause 5.4.

5.5	Repayments prior to the Conversion Date. During the period prior to and including the Conversion Date, the Borrower shall repay each Advance under the Tranche B Facility and the Tranche C Facility in full on the Interest Payment Date applicable to that Advance. Any amount so repaid shall, subject to the terms of this Agreement, be available for further Advances.

5.6	Renewals. If on any Interest Payment Date an Advance under the Tranche B Facility or the Tranche C Facility is to be repaid and a new Advance under the relevant Facility to be made, then no actual payments by the Borrower or the Lenders shall be required hereunder to the extent of the amount which is to be repaid and re-advanced.

5.7	Voluntary Cancellation. The Borrower may cancel all or any part of the undrawn Tranche B Facility or the Tranche C Facility before the end of the Availability Period without premium or penalty by giving to the Agent not less than seven (7) days’ prior written notice, Provided that the amount of any partial cancellation shall be at least HK$50,000,000 and an integral multiple of HK$10,000,000. Once given, any such notice of cancellation shall be irrevocable. Amounts cancelled shall not be available for further Advances. Any partial cancellation pursuant to this Clause shall reduce the Commitment of each Lender pro rata.

5.8	Undrawn Facility. Any part of the Tranche B Facility or the Tranche C Facility undrawn at the end of the Availability Period shall be automatically cancelled.

5.9	Conversion to term loan. The amount of all Advances outstanding under each of the Tranche B Facility and Tranche C Facility as at the Conversion Date shall be converted into a term loan on the Conversion Date and shall be repayable in accordance with Clause 5.10.

5.10	Repayment after Conversion Date.

(a)	The Borrower shall repay the Tranche B Loan in full on the Tranche B Final Maturity Date together with accrued interest and all other monies then outstanding in connection with the Tranche B Facility; and

(b)	The Borrower shall repay the Tranche C Loan in full on the Tranche C Final Maturity Date together with accrued interest and all other monies then outstanding in connection with the Tranche C Facility.

6.	INTEREST

6.1	Interest. The Borrower shall pay interest on each Advance under the Facilities or, after the Conversion Date, on the Tranche B Loan and the Tranche C Loan in accordance with the following provisions.

6.2	Interest Periods. The Interest Period for each Advance under the Facilities or, after the Conversion Date, the Tranche B Loan and the Tranche C Loan shall be one (1), two (2), three (3) or (subject to availability) six (6) month(s) as selected by the Borrower in the relevant Notice of Drawing or, after the Conversion Date, by notice to the Agent received not later than 12:00 noon (Hong Kong time) on the second (2nd) Business Day prior to the first day of such Interest Period, Provided that:

(a)	the first Interest Period in relation to each Advance shall commence on the date on which that Advance is made;

(b)	each Interest Period (except the first Interest Period) in relation to each Advance or, after the Conversion Date, in relation to the Tranche B Loan or the Tranche C Loan shall commence on the last day of the preceding Interest Period;

(c)	any Interest Period which would otherwise end on a non-Business Day shall instead end on the next following Business Day or, if that Business Day is in another calendar month, on the immediately preceding Business Day;

(d)	any Interest Period which commences on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month one (1), two (2), three (3) or six (6) month(s) thereafter (as the case may be) shall, subject to paragraph (c), instead end on the last Business Day of such later calendar month;

(e)	any Interest Period, in relation to an Advance under the Tranche A Facility, which would otherwise end after the end of the Availability Period shall instead end on that date;

(f)	any Interest Period, in relation to the Tranche B Loan or the Tranche C Loan, which would otherwise end after the Tranche B Final Maturity Date or the Tranche C Final Maturity Date as the case may be shall instead end on the Tranche B Final Maturity Date or (as the case may be) Tranche C Final Maturity Date; and

(g)	notwithstanding the foregoing provisions of this Clause 6.2, in respect of each Facility, the Borrower may direct in any relevant Notice of Drawing that, in relation to any Advance (the “Relevant Advance”) after the first Advance, the Interest Period in respect of the Relevant Advance shall end on the last day of the current Interest Period in respect of another Advance then outstanding so that the Relevant Advance shall be consolidated with such other Advance into (and thereafter be treated in all respects as) a single Advance upon the expiry of each Interest Period in respect of such other Advance.

6.3	Consolidation. Without prejudice to Clause 6.2(g), if two or more Interest Periods relating to Advances under any Facility end at the same time, on the last day of those Interest Periods those Advances are to be consolidated into (and thereafter be treated in all respects as) a single Advance under the relevant Facility.

6.4	Splitting. The Borrower may direct in any relevant Notice of Drawing or notice given pursuant to Clause 6.2, that:

(a)	subject to Clause 4.1 and 5.1, an Advance under any Facility shall be divided into (and be treated in all respects as) two or more Advances of such amounts (as in aggregate equal the amount of the Advance being divided) as are specified by the Borrower in the relevant notice and whose Interest Periods will commence at the same time; or

(b)	the Tranche B Loan or the Tranche C Loan be divided into (and treated in all respects as) two or more sub-loans of such amounts (as in aggregate equal the amount of the Tranche B Loan or the Tranche C Loan being divided) as are specified by the Borrower in the relevant notice and whose Interest Periods will commence at the same time, provided that there may not be outstanding at any time, in the case of the Tranche B Loan, more than 15 sub-loans and, in the case of the Tranche C Loan, more than 8 sub-loans.

6.5	Rate and Calculation.

(a)	The rate of interest applicable to each Advance under the Tranche A Facility for each Interest Period shall be the rate per annum determined by the Agent to be the aggregate of HIBOR for that Interest Period and the Tranche A Margin.

(b)	The rate of interest applicable to each Advance under the Tranche B Facility or, after the Conversion Date, the Tranche B Loan for each Interest Period shall be the rate per annum determined by the Agent to be the aggregate of HIBOR for that Interest Period and the Tranche B Margin.

(c)	The rate of interest applicable to each Advance under the Tranche C Facility or, after the Conversion Date, the Tranche C Loan for each Interest Period shall be the rate per annum determined by the Agent to be the aggregate of HIBOR for that Interest Period and the Tranche C Margin.

Interest shall accrue from day to day, shall be calculated on the basis of the actual number of days elapsed and a 365 day year, including the first day of the applicable Interest Period but excluding the last, and shall be paid in arrear on the applicable Interest Payment Date. The Agent shall notify the Borrower and the Lenders of each interest rate determined under this Clause.

6.6	6 month Interest Period. If the Borrower selects an Interest Period of six (6) months and the Agent (after consultation with the Lenders) determines (which determination shall be conclusive and binding) that six (6) month deposits in the relevant amount and currency are not for the time being available to all the Lenders in the Hong Kong interbank market, the Agent shall promptly notify the Borrower of that fact and, unless the Borrower issues a new notice to the Agent in accordance with Clause 6.2, the Borrower shall be deemed to have selected an Interest Period of three (3) months subject to the provisions of Clause 6.2.

7.	PREPAYMENT

7.1	Voluntary Prepayment. After the Conversion Date, the Borrower may without premium or penalty (but subject to any breakage costs payable in accordance with Clause 17.1) prepay all or part of the Tranche B Loan or the Tranche C Loan Provided that:

(a)	the Borrower shall have given to the Agent not less than seven (7) days’ prior written notice specifying the amount and the Tranche to be prepaid and the date of prepayment;

(b)	the amount of any partial prepayment shall be at least fifty million Hong Kong Dollars (HK$50,000,000) and an integral multiple of ten million Hong Kong Dollars (HK$10,000,000); and

(c)	all other sums then due and payable under this Agreement shall have been paid.

7.2	Provisions Applicable to Prepayments. Any notice of prepayment given by the Borrower under any provision of this Agreement shall be irrevocable and the Borrower shall be bound to make a prepayment in accordance therewith. The Borrower may not prepay any Advance or any part thereof, or after the Conversion Date, the Tranche B Loan or the Tranche C Loan or any part thereof except in accordance with the express terms of this Agreement. Amounts prepaid may not be reborrowed under this Agreement.

7.3	Other Amounts. If any Advance, Tranche B Loan or Tranche C Loan or any part thereof is prepaid under any provision of this Agreement, the Borrower shall also pay to the Agent for the account of each Lender whose Participation or any part thereof is prepaid at the time of prepayment, such Lender’s proportion of interest and commitment fee (if any) accrued up to the date of prepayment and all other sums payable by the Borrower under this Agreement for the account of such Lender.

8.	MARKET DISRUPTION

8.1	Market Disruption. If in relation to any proposed Advance:

(a)	no rate appears on the Telerate Monitor Screen and less than two (2) Reference Banks notify the Agent of a rate for the purpose of determining HIBOR for that Interest Period; or

(b)	the Majority Lenders notify the Agent that deposits in Hong Kong Dollars in the required amount for the relevant Interest Period are not available to them in the Hong Kong interbank market or that the rate shown on the Telerate Monitor Screen or the average of the rates notified by the Reference Banks does not adequately reflect the cost to those Lenders of obtaining funds for that Interest Period, the Agent shall promptly notify the Borrower and the Lenders accordingly, and the proposed Advance shall not be made until an alternative basis as mentioned below is agreed.

8.2	Alternative Basis by Agreement. Immediately following such notification, the Borrower and the Agent, in consultation with the Lenders, shall negotiate in good faith with a view to agreeing upon an alternative basis for funding the proposed Advance and, if relevant, any subsequent Advances and determining the applicable interest rate. If an alternative basis is agreed in writing within a period of thirty (30) days after such notification or such longer period for discussion as the Borrower and the Agent may agree, the alternative basis shall take effect in accordance with its terms.

8.3	Alternative Basis Determined by Lenders for Outstanding Advances. If an alternative basis is not so agreed and one or more Advances have been made, the Borrower shall pay interest to each Lender on its Participation in the Loan for the relevant Interest Period at the rate per annum equal to the aggregate of (a) the applicable Margin and (b) the cost (expressed as an annual interest rate) to each respective Lender of funding its Participation in the Loan during the relevant Interest Period. In these circumstances, each Lender will use its reasonable efforts to minimise the costs to the Borrower but without being obliged to treat the Borrower more favourably than its other debtors.

8.4	Cancellation and Prepayment. If an alternative basis is not so agreed pursuant to Clause 8.2:

(a)	if no Advance has been made, the Facilities shall be cancelled and all sums outstanding under this Agreement shall be paid to the Agent at the end of the period for negotiation ascertained in accordance with Clause 8.2; or

(b)	if one or more Advances have been made, the Borrower may elect to prepay (i) the Loan (in the case where Clause 8.1(a) applies), or (ii) the Participation of any Lender which has issued a notification under Clause 8.1(b) (in the case where Clause 8.1(b) applies), in each case without any penalty or fee (but subject to any breakage costs payable in accordance with Clause 17.1), by giving written notice to the Agent specifying a prepayment date which is not less than seven (7) Business Days after such notice is given. On the specified date the Facilities or the relevant part thereof shall be cancelled and the Borrower shall prepay the Loan or the relevant part thereof together with interest thereon from the beginning of the relevant Interest Period to the date of prepayment. For this purpose, the interest rate from time to time applicable to each Lender’s Participation in the Loan shall be the rate ascertained in accordance with Clause 8.3 in relation to the relevant period.

9.	CHANGE OF LAW OR CIRCUMSTANCES

9.1	Unlawfulness. If as a result of any change in applicable law after the date of this Agreement, it becomes, or it becomes apparent that it is or will be, unlawful for any Lender to give effect to its obligations hereunder, such Lender shall through the Agent so notify the Borrower, and such Lender’s outstanding Commitment shall thereupon be cancelled and its obligation to maintain its Participation in the Loan shall cease. The Borrower shall forthwith after such notification, or such longer period as may be permitted by the relevant law, prepay such Lender’s Participation in all outstanding Advances in full together with such Lender’s proportion of interest and commitment fee accrued up to the date of prepayment and any other monies owing hereunder to such Lender but without any penalty or fee.

9.2	Increased Cost. If the introduction of, or any change in, any applicable law or regulation in Hong Kong or in the interpretation or application thereof or compliance by any Lender with any applicable direction, request or requirement (other than a direction, request or requirement announced prior to the date of this Agreement), whether or not having the force of law, but if not having the force of law compliance thereof is customary of any competent governmental, fiscal, monetary or other authority in Hong Kong does:

(a)	subject such Lender to any tax or other payment in Hong Kong (other than any such tax or payment to which the Lender is already subject to at the date of this Agreement) with reference to sums advanced or to be advanced by such Lender or payable by the Borrower under this Agreement (except (i) tax on such Lender’s overall net income in the jurisdiction of its principal office or Lending Office or such other jurisdiction where its overall net income would ordinarily (if it had not entered into this Agreement) be taxed or (ii) as referred to in Clause 10); or

(b)	impose on such Lender any other condition the effect of which is to (i) increase the cost to such Lender participating in the Facilities or (ii) reduce the amount of any payment receivable by, or the effective return to, such Lender in respect of the Facilities or (iii) impose a cost on such Lender resulting from such Lender’s Participation in the Facilities, such Lender may through the Agent so notify the Borrower, and the Borrower shall within seven (7) Business Days of demand (whether or not such Lender’s Participation in any Advances has been repaid) pay to the Agent for the account of such Lender such amounts as such Lender may certify (with reasonable details of the calculation thereof) to be necessary to compensate it for such tax, payment, increased cost or reduction (each an “increased cost”). The Borrower and the Agent, in consultation with such Lender, shall discuss whether any alternative arrangement may be made to avoid such increased cost. So long as the circumstances giving rise to such increased cost continue, the Borrower may, by giving the Agent not less than seven (7) days’ prior written notice (which shall be irrevocable), prepay all (but not only part of) such Lender’s Participation in the Loan and without any penalty or fee, (but subject to any breakage costs payable in accordance with Clause 17.1) and upon the giving of such notice, such Lender’s outstanding Commitment shall be cancelled.

9.3	Notification by Lenders. Any Lender who intends to make any claim under Clause 9.1 or Clause 9.2 shall give prior written notification to the Agent setting out in reasonable detail the relevant events by reason of which such Lender is entitled to make such claim. Upon receiving such notification the Agent shall notify the same to the Borrower.

9.4	Avoidance of Unlawfulness or Increased Cost. If so requested by the Borrower, in any case where Clause 9.1 or 9.2 applies the relevant Lender shall take such steps as may be reasonable and available to it to avoid the unlawfulness or increased cost in question, including a change of Lending Office or the transfer of its interest in the Facilities to an associated company in another jurisdiction Provided that the taking of such steps shall not in such Lender’s opinion be prejudicial to its or any such associated company’s interests, whether in the nature of an economic, legal or regulatory disadvantage or otherwise, and Provided also that the Borrower shall reimburse such Lender for any reasonable cost incurred in taking such steps. Nothing in this Clause 9.4 shall affect the obligations of the Borrower or the rights of the Lenders under Clauses 9.1 and 9.2.

10.	TAXES AND OTHER DEDUCTIONS

10.1	No Deductions or Withholdings. All sums payable by the Borrower under this Agreement shall be paid in full without set-off or counterclaim or any restriction or condition and free and clear of any tax or other deductions or withholdings of any nature imposed by any taxing authority of Hong Kong. If the Borrower or any other person is required by any law or regulation imposed by the Government of Hong Kong to make any deduction or withholding (on account of tax or otherwise) from any payment for the account of any Finance Party, the Borrower shall, together with such payment, pay such additional amount as will ensure that such Finance Party receives (free and clear of any tax or other deductions or withholdings) the full amount which it would have received if no such deduction or withholding had been required. The Borrower shall promptly forward to the Agent copies of official receipts or other evidence showing that the full amount of any such deduction or withholding has been paid over to the relevant taxation or other authority.

10.2	Advance Notification. If at any time the Borrower becomes aware that any such deduction, withholding or payment contemplated by Clause 10.1 is or will be required, it shall immediately notify the Agent and supply all available details thereof.

10.3	Right to Prepay. If the Borrower is required to make any payment under Clause 10.1:

(a)	the Borrower may, after giving the Agent not less than seven (7) days’ prior written notice, prepay the relevant Lender’s participation in the Loan but without any penalty or fee (but subject to any breakage costs payable in accordance with Clause 17.1), and upon the giving of such notice such Lender’s outstanding Commitment shall be cancelled; and

** The confidential portion has been omitted

and filed separately with the Commission

(b)	the relevant Lender shall, to the extent that it can do so lawfully and without incurring additional cost and prejudice its own position, use its reasonable endeavours to avoid or reduce the amount payable by the Borrower under Clause 10.1, which may include the changing of such Lender’s Lending Office to another jurisdiction.

10.4	Tax Credits. In the event any Finance Party actually receives the benefit of a tax credit or allowance resulting solely and directly from a payment by the Borrower under Clause 10.1 then such Finance Party shall, to the extent it is lawful and not contrary to any official directive for it to do so, pay to the Borrower such part of that benefit as in the reasonable opinion of such Finance Party will leave it (after such payment) in no more and no less favourable a position than it would have been if the Borrower had not been required under Clause 10.1 to make payment on account of any deduction or withholding as referred to in Clause 10.1 Provided always that the Finance Party shall:

(a)	be the sole judge of the amount of any such benefit and of the date on which it is received;

(b)	have an absolute discretion as to the order and manner in which it employs or claims tax credits and allowances available to it; and

(c)	not be obliged to disclose to the Borrower any information regarding its tax affairs or tax computations.

11.	FEES AND EXPENSES

11.1	Commitment Fee. The Borrower shall pay to the Agent for the pro rata account of the Lenders commitment fee at the rate of ** per annum during the period from and including the date of this Agreement up to and including the last day of the Availability Period (or, if earlier, on such day that the Facilities are fully cancelled in accordance with the provisions of this Agreement) calculated on the daily undrawn balance of the Facilities. The commitment fee shall be calculated on the basis of the actual number of days elapsed and a 365 day year and shall accrue from day to day and be paid in arrear at the end of each successive period of three (3) months from the date of this Agreement and on the last day of the Availability Period (or, if earlier, on such day that the Facilities are fully cancelled in accordance with the provisions of this Agreement) provided that no commitment fee shall be payable in respect of any period when the Borrower may not draw down any Advance due to any event or circumstances set out in Clause 8.1.

11.2	Agency Fee. The Borrower shall pay to the Agent for its own account an agency fee in accordance with a letter of even date herewith addressed by the Agent to and accepted by the Borrower in accordance with the terms stated therein.

11.3	Front-end Fees. The Borrower shall pay to the Agent for the account of the Lenders the front-end fees specified in a letter of even date herewith addressed by the Agent to and accepted by the Borrower in accordance with the terms stated therein.

11.4	Initial Expenses. All reasonable costs, charges and expenses (including legal and other fees and all other out-of-pocket expenses) incurred by any Finance Party in connection with the negotiation, preparation and execution of the Finance Documents and any other documentation required thereunder shall be for the account of the Borrower. The Borrower shall make payment as soon as reasonably practicable after presentation of supportive invoices by the Agent.

11.5	Enforcement Costs. The Borrower shall from time to time forthwith on demand pay to or reimburse each of the Finance Parties for all costs, charges and expenses (including legal and other fees and all other out-of-pocket expenses) properly incurred by it in investigating any event which it reasonably believes is an Event of Default or Potential Event of Default or in exercising any of its rights or powers under any Finance Document or in suing for or seeking to recover any sums due under any Finance Document or otherwise preserving or enforcing its rights under any Finance Document or in defending any claims brought against it in respect of any Finance Document.

11.6	Taxes. The Borrower shall pay all present and future stamp and other like duties and taxes and all notarial, registration, recording and other like fees imposed by the Government of Hong Kong which may be payable in respect of any Finance Document (other than with respect to stamp duty or other documentary taxes in connection with the transfer or assignment of any Lender’s rights or obligations under this Agreement) and shall indemnify each Finance Party against all liabilities, costs and expenses which may result from any default in paying such duties, taxes or fees.

12.	PAYMENTS AND EVIDENCE OF DEBT

12.1	Advances. Amounts to be advanced by the Lenders to the Borrower under this Agreement shall be made available to the Agent in immediately available funds not later than 11:00 a.m. (Hong Kong time) on the date on which such Advance is to be made. The Agent shall make available to the Borrower the amounts received by it in immediately available funds by payment to the account of the Borrower (Account no. 44710844118) maintained with Standard Chartered Bank (Hong Kong) Limited (or to such other account in Hong Kong as the Borrower shall have previously agreed with the Agent) by not later than 3:00 p.m. (Hong Kong time) on the same day.

12.2	Payments by Borrower. All payments by the Borrower under this Agreement shall be made to the Agent in immediately available funds not later than 11:00 a.m. (Hong Kong time) on the relevant due date. The Agent shall forthwith distribute to each Lender its due proportion (if any) of the amounts received by it in like funds as are received by the Agent and to such account in Hong Kong as such Lender shall have previously notified to the Agent.

12.3	Allocation of Receipts. If any amount received by the Agent in respect of sums due from the Borrower hereunder is less than the full amount due, the Agent shall allocate the amount received towards sums owing under this Agreement in the following order of priority: (a) expenses owing to the Agent; (b) other expenses and fees owing to the Finance Parties; (c) interest on the Loan and on such interest; (d) principal of the Loan; and (e) other sums.

12.4	Payments by Agent and Refunds. Where any sum is to be paid to the Agent under any Finance Document for the account of the Borrower or any Finance Party, the Agent shall not be obliged to pay that sum to the Borrower or such Finance Party (as the case may be) or enter into or perform any related exchange contract unless and until the Agent has established to its satisfaction that it has actually received that sum. Where any sum is to be paid under this Agreement to the Agent for the account of another person, the Agent may assume that the payment will be made when due and may (but shall not be obliged to) make such sum available to the person so entitled and:

(a)	Amounts Due from Borrower: if the Agent distributes to a Finance Party an amount which the Agent should have but has not in fact received from the Borrower (or from any other person for the Borrower’s account), such Finance Party shall on request promptly refund such amount to the Agent together with interest thereon for the relevant period at the rate per annum certified by the Agent to represent the cost to it of funding such amount for such period;

(b)	Refunds to Borrower: if the Agent has distributed to a Finance Party an amount which is required to be repaid to the Borrower (or to any other person for the Borrower’s account), such Finance Party shall on request promptly refund such amount to the Agent together with such interest thereon (if any) as is required to be paid to the Borrower; and

(c)	Amounts Due from Finance Parties: if the Agent makes an amount available to the Borrower which the Agent should have but has not in fact received from a Finance Party, the Borrower shall on request promptly refund such amount to the Agent together with interest thereon for the relevant period at the rate per annum certified by the Agent to represent the cost to it of funding such amount for such period, and, in each such case, the person by which such sum was payable shall indemnify the Agent for all losses, liabilities, damages, costs and expenses which the Agent may incur as a consequence of such sum not having been paid when due.

12.5	Business Days. If any sum would otherwise become due for payment on a non-Business Day that sum shall become due on the next following Business Day and interest shall be adjusted accordingly, except that if any repayment under Clause 4 or Clause 5 would then become due in another calendar month such repayment shall become due on the immediately preceding Business Day.

12.6	Evidence of Debt. The Agent shall maintain on its books in accordance with its usual practice a set of accounts recording the amounts from time to time owing by the Borrower hereunder. In any legal proceeding and otherwise for the purposes of this Agreement the entries made in such accounts shall, in the absence of manifest error, be conclusive and binding on the Borrower as to the existence and amounts of the obligations of the Borrower recorded therein.

12.7	Certificate Conclusive and Binding. Where any provision of this Agreement provides that a Finance Party may certify or determine an amount or rate payable by the Borrower, a certificate by such Finance Party as to such amount or rate shall be conclusive and binding on the Borrower in the absence of manifest error.

13.	REPRESENTATIONS AND WARRANTIES

13.1	Representations and Warranties. The Borrower represents and warrants to each Finance Party that, subject as otherwise disclosed in the legal opinion issued pursuant to Clause 3.1(d):

(a)	Status: the Borrower is a public authority duly established under the KCRC Ordinance and validly existing under the laws of Hong Kong, and has full power, authority and legal right to own its property and assets and to carry on its business;

(b)	Power and authority: the Borrower has full power, authority and legal right to enter into and engage in the transactions contemplated by the Finance Documents to which it is a party and has taken or obtained all necessary corporate and other action and consents to authorise the execution and performance of the Finance Documents to which it is a party;

(c)	Binding obligations: the Finance Documents to which the Borrower is a party constitute, or when executed and delivered will constitute, legal, valid and binding obligations of the Borrower enforceable in accordance with their terms;

(d)	No conflict with other obligations: neither the execution of the Finance Documents to which the Borrower is a party nor the performance by the Borrower of any of its obligations or the exercise of any of its rights thereunder will conflict with or result in a breach of any law, regulation, judgment, order, authorisation, agreement or obligation applicable to it or cause any limitation placed on it or the powers of its members to be exceeded or result in the creation of or oblige the Borrower to create an Encumbrance in respect of any of its property or assets;

(e)	Authorisations: all authorisations required from any governmental or other authority or from any shareholders or creditors of the Borrower for or in connection with the execution, validity and performance of the Finance Documents to which it is a party have been obtained and are in full force and effect and there has been no default under the conditions of any of the same;

(f)	No filings or taxes: it is not necessary in order to ensure the validity, enforceability, priority or admissibility in evidence in proceedings of any of the Finance Documents in Hong Kong that any of them or any other document be filed or registered with any authority in Hong Kong or that any tax be paid in respect thereof;

(g)	No litigation: no litigation, arbitration or administrative proceeding is currently taking place or, to the knowledge of the Borrower, pending or threatened against the Borrower or its assets or revenues which would have a Material Adverse Effect;

(h)	No default: the Borrower is not in default under any law, regulation, judgment, order, authorisation, agreement or obligation applicable to it or its assets or revenues, the consequences of which default would have a Material Adverse Effect, and no Event of Default has occurred;

(i)	No Encumbrances: no Encumbrance exists over all or any part of the property, assets or revenues of the Borrower except Permitted Encumbrances;

(j)	Financial statements: the most recent audited financial statements of the Borrower for the time being (including the audited profit and loss account and balance sheet) were prepared in accordance with applicable laws and regulations of Hong Kong and generally accepted accounting principles and policies consistently applied and show a true and fair view of the financial position of the Borrower as at the end of, and the results of its operations for, the financial period to which they relate;

(k)	Pari Passu: the obligations of the Borrower under this Agreement will at all times rank at least pari passu with all its other unsecured and unsubordinated obligations, except those which would be preferred solely by operation of law;

(l)	No immunity: the Borrower is generally subject to civil and commercial law and to legal proceedings and neither the Borrower nor any of its assets or revenues is entitled to any immunity or privilege (sovereign or otherwise) from any set-off, judgment, execution, attachment or other legal process; and

(m)	No material adverse change: there has been no material adverse change in the business, assets, liabilities, profits, conditions (financial or otherwise), operations, performance or prospects of the Borrower since the date of the financial statements and accounts referred to in Clause 13.1(j) the effect of which would be that the Borrower cannot perform its obligations under any Finance Documents.

13.2	Continuing Representation and Warranty. The Borrower also represents and warrants to and undertakes with each of the Finance Parties that the foregoing representations and warranties will be true and accurate on the first day of each Interest Period with reference to the facts and circumstances then subsisting.

14.	UNDERTAKINGS

14.1	Affirmative Undertakings. The Borrower undertakes and agrees with each Finance Party that during the continuance of this Agreement and/or so long as any sum remains owing hereunder the Borrower will, unless the Agent (acting on the instructions of the Majority Lenders) otherwise agrees in writing:

(a)	Financial and other information: supply to the Agent in sufficient number for each Lender:

(i)	as soon as they are available, but in any event within one hundred and eighty (180) days after the end of each financial year of the Borrower, copies of its financial statements in respect of such financial year (including a profit and loss account and balance sheet) audited by an internationally recognised firm of independent accountants;

(ii)	as soon as practicable following a request, such additional information relating to the Borrower as the Agent may from time to time reasonably request;

(b)	Books and records: keep proper records and books of account in respect of its business and permit the Agent and/or any professional consultants appointed by the Agent at all reasonable times after the occurrence of an Event of Default to inspect and examine the relevant records and books of account of the Borrower, provided that the inspection and examination of such relevant records and books is in compliance with the confidentiality obligations of the Borrower, whether imposed by law, by contract or otherwise;

(c)	Notification of default: promptly inform the Agent of:

(i)	the occurrence of any Event of Default or Potential Event of Default;

(ii)	any litigation, arbitration or administrative proceeding as referred to in Clause 13.1(g);

(d)	Compliance with laws: conduct its business in compliance with all laws, regulations, authorisations, agreements and obligations applicable to it and pay all taxes imposed on it when due; and

(e)	Ranking of obligations: ensure that its obligations under this Agreement at all times rank at least pari passu with all other unsecured and unsubordinated obligations of the Borrower.

14.2	Negative Undertakings. The Borrower undertakes and agrees with each Finance Party that during the continuance of this Agreement and/or so long as any sum remains owing hereunder the Borrower will not, unless the Majority Lenders otherwise agree in writing, create or attempt or agree to create or permit to arise or exist any Encumbrance over all or any part of its property, assets or revenues except for Permitted Encumbrances.

15.	EVENTS OF DEFAULT

15.1	Events of Default. Each of the following events and circumstances shall be an Event of Default:

(a)	Non-payment: the Borrower fails to pay any sum payable under any Finance Document to which it is a party within three (3) Business Days from its due date for payment in accordance with the provisions thereof;

(b)	Other obligations: the Borrower fails duly and punctually to perform or comply with any of its obligations or undertakings under any Finance Document and, in respect only of a failure which in the reasonable opinion of the Agent (acting on the instructions of the Majority Lenders) is capable of remedy and which is not a failure to pay money, does not remedy such failure to the Agent’s satisfaction within thirty (30) days (or such longer period as the Agent may approve) after receipt of written notice from the Agent requiring it to do so;

(c)	Misrepresentation: any representation or warranty made or deemed to be made by the Borrower in any Finance Document proves to have been incorrect or misleading in any material respect when made and would have a Material Adverse Effect;

(d)	Cross default: the Borrower shall default in the payment of any principal of or interest on any Borrowed Money (whether as principal or as surety) in an aggregate principal amount exceeding HK$400,000,000 (or the equivalent in another currency or other currencies) beyond any period of grace provided in respect thereof provided that any amount of Borrowed Money forming the subject of non-payment by the Borrower shall not be taken into account when calculating the aforesaid threshold if the Borrower demonstrates to the reasonable satisfaction of the Majority Lenders by production of a legal opinion issued by a solicitors firm reasonably acceptable to the Majority Lenders that there is a dispute in respect of such amount and such dispute is being contested by the Borrower in good faith;

(e)	Authorisation: any of the authorisations referred to in Clause 13.1(e) is not granted or ceases to be in full force and effect or is modified in a manner which would have a Material Adverse Effect, or if any law, regulation, judgment or order (or the repeal or modification of any of the foregoing) suspends, varies, terminates or excuses performance by the Borrower of any of its obligations under any Finance Document or purports to do any of the same;

(f)	Creditors’ process: a creditor takes possession of all or any substantial part of the business or assets of the Borrower or any execution or other legal process is enforced against any substantial part of the business or any substantial asset of the Borrower and is not discharged within thirty (30) days and in any such case would have a Material Adverse Effect;

(g)	Insolvency proceedings: an order is made or an effective resolution is passed for the winding-up or dissolution of the Borrower (except for the purposes of a reconstruction, amalgamation or otherwise as contemplated under Clause 23) or for the appointment of a liquidator, receiver or similar officer of the Borrower or of all or any substantial part of its business or assets;

(h)	Suspension of payments: the Borrower stops or suspends payments to its creditors generally or is unable or admits its inability to pay its debts as they fall due or seeks to enter into any composition or other arrangement with its creditors or is declared or becomes insolvent;

(i)	Change of control: the Government of Hong Kong ceases to own (directly or indirectly) more than fifty per cent (50%) of the issued share capital of or beneficial interest in the Borrower;

(j)	Disposal of assets: the Borrower shall dispose of or attempt to dispose of a substantial proportion of its assets which are material to the business of operating railways in Hong Kong as carried on by the Borrower as at the date of this Agreement (except pursuant to or as part of a reconstruction, amalgamation, merger or other arrangement with MTR Corporation Limited which the Borrower can demonstrate to the reasonable satisfaction of the Majority Lenders does not result in the net worth or net asset value of the surviving entity immediately following any such reconstruction, amalgamation, merger or other arrangement being less than the net worth or net asset value of the Borrower immediately before such event took place and after which the Government of Hong Kong will continue to retain a controlling interest in the surviving entity);

(k)	Unlawfulness: any Finance Document ceases for any reason to be in full force and effect or is terminated or becomes invalid or unenforceable or it becomes impossible or unlawful for the Borrower or any other party thereto to perform any of its obligations thereunder or for any Finance party to exercise all or any of its rights, powers and remedies thereunder;

(l)	Closure of Railway: a decision is made by the members of the Borrower or by any other authority of or within Hong Kong to close the railways operated by the Borrower for a period in excess of twelve (12) months and there is a Material Adverse Effect; or

(m)	Failure to satisfy judgment: the Borrower fails to satisfy the terms and conditions of any final court judgment or order, or to make payment to the judgment creditor(s) under any such court judgment or order, within the prescribed time period.

15.2	Declarations. If an Event of Default has occurred and is continuing (whether or not any notice pursuant to Clause 14.1(c) shall have been given by the Borrower), the Agent may, and upon written request by the Majority Lenders shall, by written notice to the Borrower:

(a)	declare the Loan, accrued interest and all other sums payable hereunder to be, whereupon they shall become, immediately due and payable without further demand, notice or other legal formality of any kind; and/or

(b)	declare the Facilities terminated whereupon the obligation of the Lenders to make further Advances hereunder shall immediately cease.

16.	DEFAULT INTEREST

16.1	Rate of Default Interest. If the Borrower fails to pay any sum payable under this Agreement when due, the following provisions shall apply:

(a)	Normal Default Interest. Subject as provided in Clause 16.1(b), the Borrower shall pay interest on such sum from and including the due date to the date of actual payment (after as well as before judgment) at the rate per annum determined by the Agent to be the aggregate of:

(i)	one per cent (1%);

(ii)	the applicable Margin as determined by the Agent; and

(iii)	HIBOR (as determined by the Agent on such date or dates on or after the due date for payment as the Agent may select) calculated with reference to such periods and such amounts as the Agent considers appropriate or, if any of the circumstances described in Clause 8.1 applies, the rate from time to time certified by each respective Lender or the Agent (as the case may be) to be the rate representing the cost to it of funding the unpaid sum by whatever means it considers to be appropriate.

The Agent shall notify the Borrower and the Lenders of the duration of each such funding period and each interest rate determined under this Clause; and

(b)	Modification for Advances. Where the unpaid sum is of principal which became due and payable on a date during, but not the last day of, the Interest Period relating thereto and none of the circumstances described in Clause 8.1 apply in relation to such Interest Period, the first period selected by the Agent under Clause 16.1(a) in respect of such amount shall equal the unexpired portion of the Interest Period and, for the duration of such period, there shall be substituted for the rate specified in Clause 16.1(a) the rate of one per cent (1%) above the rate calculated in accordance with Clause 6.5 (excluding any margin) and applicable to the unpaid amount immediately before it fell due.

16.2	Calculation of Default Interest. Interest at the rate or rates determined from time to time as aforesaid shall accrue from day to day, shall be calculated on the basis of the actual number of days elapsed and a 365 day year, shall be compounded at the end of each successive funding period considered appropriate by the Agent for the purposes of Clause 16.1 and shall be payable from time to time on demand.

17.	INDEMNITIES, SET-OFF AND PRO RATA SHARING

17.1	General Indemnity. The Borrower shall indemnify each Finance Party against all direct losses and expenses which such Finance Party may incur:

(a)	as a consequence of any Event of Default or any other breach by the Borrower of any of its obligations under any Finance Document to which it is a party; or

(b)	as a result of all or any part of any Advance or the Tranche B Loan or the Tranche C Loan being repaid or prepaid for any reason other than on the Interest Payment Date applicable thereto or otherwise in connection with the Finance Documents (including any loss or expense incurred in liquidating or redeploying funds acquired or arranged to maintain any Lender’s Participation in any Advances or any unpaid sum or in terminating any such arrangement and any interest or fees incurred in funding any unpaid sum, but taking into account any interest paid by the Borrower in respect of such unpaid sum under Clause 16).

17.2	Currency Indemnity. Hong Kong Dollars shall be the currency of account and of payment in respect of sums payable under the Finance Documents. If an amount is received in another currency, pursuant to a judgment or order or in the liquidation of the Borrower or otherwise, the Borrower’s obligations under the Finance Documents to which it is a party shall be discharged only to the extent that the Finance Parties may purchase Hong Kong Dollars with such other currency in accordance with normal banking procedures upon receipt of such amount. If the amount in Hong Kong Dollars which may be so purchased, after deducting any costs of exchange and any other related costs, is less than the relevant sum payable under the relevant Finance Document, the Borrower shall indemnify the Finance Parties against the shortfall. This indemnity shall be an obligation of the Borrower independent of and in addition to its other obligations under the Finance Documents and shall take effect notwithstanding any time or other concession granted to the Borrower or any judgment or order being obtained or the filing of any claim in the liquidation, dissolution or bankruptcy (or analogous process) of the Borrower.

17.3	Set-Off. If an Event of Default has occurred and is continuing each Finance Party shall have the right, without notice to the Borrower or any other person, to set off and apply any credit balance on any account (whether subject to notice or not and whether matured or not and in whatever currency) of the Borrower with such Finance Party, and any other indebtedness owing by such Finance Party to the Borrower, against the liabilities of the Borrower under the Finance Documents to which it is a party, and each Finance Party is authorised to purchase with the monies standing to the credit of any such account such other currencies as may be necessary for this purpose. Each Finance Party (other than the Agent) shall forthwith notify the Agent and the Borrower of the exercise of any right under this Clause. This Clause shall not affect any general or banker’s lien, right of set-off or other right to which any Finance Party may be entitled.

17.4	Pro Rata Sharing. If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower or otherwise in respect of sums due from the Borrower (other than in accordance with Clause 12.2 or the terms of any Fee Letter) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 12.2 or the terms of the relevant Fee Letter, without taking account of any tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with this Clause 17.4.

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with this Clause 17.4. On a distribution by the Agent under this Clause 17.4, the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution. If and to the extent that the Recovering Finance Party is not able to rely on its rights of subrogation, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable. If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(i)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to this Clause 17.4 shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(ii)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

This Clause 17.4 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower. A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if it notified that other Finance Party of the legal or arbitration proceedings and that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

17.5	No Encumbrance. Clause 17.4 shall not constitute and shall not be construed as constituting an Encumbrance by any Lender over all or any part of any sum received or recovered by it in the manner set out in Clause 17.4.

17.6	No Liability to Borrower. The Agent and the Lenders shall not have any duties, responsibilities or obligations to the Borrower other than as expressly set out in this Agreement. In no event shall the Agent or the Lenders have any liability or obligation to the Borrower as a result of any act or omission by any of them in connection with the Facilities or be liable for any loss incurred by the Borrower in such case, except where such loss results directly from any breach of this Agreement or the negligence or wilful default of the Agent or any Lender.

18.	THE FINANCE PARTIES

18.1	Appointment. Each of the other Finance Parties hereby appoints the Agent to act as its agent in relation to the administration of the Facilities and authorises the Agent to take such action on its behalf and to exercise and enforce such rights, powers and discretions as are expressly or by implication delegated to the Agent by the terms of this Agreement and such rights, powers and discretions as are reasonably incidental thereto.

18.2	Nature of Duties. The duties and functions of the Agent shall be of a mechanical and administrative nature only. The Agent shall not be deemed to be a trustee of any Finance Party except as specified in the Finance Documents and shall not be deemed to be an agent or trustee of the Borrower for any purpose except as specified in Clauses 22.5 and 23.4. The Agent shall have no duties or obligations except those expressly set out in the Finance Documents.

18.3	Specific Duties. The Agent shall:

(a)	promptly account to each Lender for its due proportion of all payments received by the Agent from the Borrower or otherwise in connection with the Facilities;

(b)	promptly inform each Lender of:

(i)	the contents of any document which the Agent receives in respect of the Facilities and which it considers to be material; and

(ii)	any material Event of Default of which an officer of the Agent acting in respect of the Finance Documents and in his capacity as such has actual knowledge;

(c)	except as otherwise provided in this Agreement, take or refrain from taking any action in accordance with any lawful and proper instructions given to it by the Majority Lenders, and any such instructions shall be binding on all the Finance Parties, and the Agent shall have no liability to the Borrower or any other Finance Party if it acts (or refrains from taking any action) in accordance with any lawful and proper instructions of the Majority Lenders; and

(d)	consult with the other Finance Parties to the extent practicable before making any declaration or demand under Clause 15.2 or effecting any amendment or waiver under Clause 19.

18.4	Rights and Powers. The Agent may:

(a)	perform any of its duties and functions through its directors, officers, employees or agents;

(b)	engage and pay for the advice or services of lawyers, accountants or other professional advisers or experts as the Agent may consider necessary or desirable and rely and act upon such advice;

(c)	refrain from exercising any of its rights, powers and discretions unless and until instructed to do so, and as to the manner of doing so, by the Majority Lenders, and refrain from acting upon any instructions to take enforcement action until it has been indemnified or secured to its satisfaction against any liabilities, costs and expenses which it may incur;

(d)	(but shall not be obliged to) in the absence of any instructions from the Majority Lenders (or, if appropriate, the Lenders), act (or refrain from taking action) as it considers to be in the best interest of the Finance Parties;

(e)	refrain from taking any action which in its opinion would or might contravene any law or regulation or render it liable to any person, and do all things which in its opinion may be necessary in order to comply with any law or regulation;

(f)	if any Finance Party owes an amount to the Agent under any Finance Document, after giving notice to that Finance Party deduct an amount not exceeding the amount owed by the Finance Party from any payment which the Agent would otherwise be obliged to make to that Finance Party under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed to the Agent, and for the purposes of the Finance Documents that Finance Party shall be regarded as having received any amount so deducted;

(g)	disclose to the other Finance Parties any information relating to the Facilities and the Borrower which, in the opinion of the Agent, is received by it in its capacity as the Agent;

(h)	deduct from any amount received by it for the account of the other Finance Parties pro rata any unpaid fees, costs and expenses of the Agent incurred by it in connection with the Finance Documents;

(i)	assume that no Event of Default or Potential Event of Default has occurred, that any representation made by the Borrower in any Finance Document is true and that no party is in breach of its obligations under any Finance Document unless the Agent receives specific written notice to the contrary;

(j)	rely upon any communication or document which it believes to be genuine and, as to any matters of fact which can reasonably be expected to be within the knowledge of any other party to any Finance Document, rely upon a certificate signed by or on behalf of that party;

(k)	assume that each Lending Office is that identified in Schedule 1 or in the Novation Certificate under which any Transferee became a party to this Agreement until it has received from the relevant Lender or Transferee a notice designating another office as its Lending Office given pursuant to Clause 22.11 and may act upon such notice until the same is superseded by a further such notice; and

(l)	deposit any instruments, documents or deeds delivered to it with any bank or professional custodian or with its or any Finance Party’s legal advisers and shall not be liable for any loss thereby incurred in the absence of any gross negligence or wilful default by it and the Agent shall not be in any way liable for any loss incurred through the misconduct or default of such delegate.

18.5	No Liability to Finance Party. The Agent shall have no liability or obligation to any other Finance Party:

(a)	as a result of any failure or delay by the Borrower or any other party in performing its respective obligations under any Finance Document;

(b)	for the authorisation, execution, legality, validity, enforceability, effectiveness, genuineness or sufficiency of any Finance Document or any other document relevant to this transaction or for the collectability of any sum payable under any Finance Document;

(c)	for:

(i)	the accuracy or completeness of any information supplied by any person at any time whether or not such information was or is circulated by the Agent;

(ii)	the accuracy of any representation, warranty or statement (whether written or oral) made in any Finance Document;

(d)	to take any steps to ascertain whether an Event of Default or Potential Event of Default has occurred or whether the Borrower or any other party is otherwise in breach of any of its respective obligations or any representation or warranty under any Finance Document;

(e)	to provide any credit or other information relating to the Borrower or otherwise relating to the Facilities, except as expressly stated in this Agreement;

(f)	to account for any sum received by the Agent (other than for the account of the other Finance Parties) by way of fees or reimbursement of expenses in connection with any Finance Document or for any benefit received by it arising out of any present or future banking or other relationship with the Borrower or any person connected with the Borrower;

(g)	for any delay (or any related consequences) in crediting an account with any amount required to be paid by the Agent under any Finance Document if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose; or

(h)	as a result of any act or omission by the Agent or any director, officer, employee or agent of the Agent in connection with the Facilities, except in the case of the Agent’s gross negligence or wilful misconduct.

Each other Finance Party agrees that it will not seek to make any claim against any director, officer, employee or agent of the Agent in respect of any of the matters described in this Clause 18.5.

18.6	No Liability to Borrower. The Agent shall have no liability or obligation to the Borrower as a result of any failure or delay by any other Finance Party in performing its respective obligations under any Finance Document.

18.7	Indemnity. The Lenders shall indemnify the Agent upon demand from and against all claims, actions, liabilities, damages, penalties, losses, costs and expenses (including legal fees) which the Agent may incur in any way relating to or arising out of any Finance Document or relating to or arising out of any action taken or omitted to be taken by the Agent in seeking to protect, exercise or enforce the rights of the Finance Parties or otherwise in connection with the Facilities, unless and to the extent that any of the foregoing results directly from the Agent’s gross negligence or wilful misconduct. The Lenders shall be severally liable under the foregoing indemnity in proportion to their respective Participations in the Loan or, if no Advance has yet been made, in proportion to their respective Commitments, in each case calculated at the time of the Agent’s demand, or, if the Loan has been fully repaid, in proportion to their respective Participations in the Loan immediately before such repayment.

18.8	Acknowledgement by other Finance Parties. Each of the other Finance Parties acknowledges to and agrees with the Agent that:

(a)	it has itself been and will continue to be solely responsible for making its own independent analysis of and investigations into the status, creditworthiness, prospects, business, operations, assets and condition of the Borrower and any other person referred to herein and for making its own decisions as to the entering into or the taking or not taking of any action in connection with this transaction; and

(b)	it has not relied upon any representation or statement made by the Agent as being an inducement to enter into any of the Finance Documents.

18.9	Certifications by Agent. Where any provision of any Finance Document provides that the Agent may certify or determine an amount or rate payable by the other Finance Parties or any of them, a certificate by the Agent as to such amount or rate shall be conclusive and binding on each such other Finance Party in the absence of manifest error.

18.10	No Restriction of Business. The Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise such rights and powers as if it was not acting as an agent in relation to any of the Finance Documents. The Agent may engage in any banking or other business with the Borrower or any person connected with the Borrower and may treat as confidential, and shall not be obliged to disclose to any other Finance Party, any information which it receives in connection with such other business.

18.11	Resignation of Agent. The Agent may resign at any time by giving not less than thirty (30) days’ prior written notice to the Lenders and the Borrower. The Majority Lenders, on behalf of the Finance Parties, shall have the right to appoint a successor Agent as approved by the Borrower, but if they do not do so within the period of such notice the retiring Agent may appoint a successor Agent as approved by the Borrower. The Agent’s resignation shall not take effect until a successor Agent has been appointed. Upon such appointment the successor Agent shall succeed to and become vested with all the rights, powers, discretions and duties of the retiring Agent and the retiring Agent shall be discharged from any further duties and obligations hereunder. The parties to this Agreement agree to execute whatever documents may be necessary to effect such a change of Agent. After any retiring Agent’s resignation the provisions of this Clause 18 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

18.12	Senior Lead Managers and Lead Managers. The Senior Lead Managers and the Lead Managers in their capacity as such shall have no duties or obligations under or in connection with the Finance Documents. Clauses 18.5, 18.6 and 18.8 shall apply for the benefit of the Senior Lead Managers and the Lead Managers as if references therein to the Agent were references to each of them.

18.13	No Partnership. Nothing contained or implied in this Agreement shall constitute or be deemed to constitute a partnership between any of the parties to this Agreement.

18.14	Confidentiality. In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments. If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

19.	AMENDMENT

Any amendment or waiver of any provision of this Agreement and any waiver of any default under this Agreement shall only be effective if made in writing and signed by or on behalf of the party against whom the amendment or waiver is asserted. For these purposes, any amendment or waiver which is made in writing by the Agent at the direction of the Majority Lenders shall be binding on all Finance Parties, except that the written approval of the Lender against which an amendment or waiver is asserted is required where that amendment or waiver relates to:

(a)	an increase of the Facilities or of any Lender’s Commitment or the length of the Availability Period or the amount of or any change of the currency of or the due date for any payment of principal or interest on any Advance;

(b)	a reduction in the rate or rates of interest or any commitment or other fees or other amounts payable to the Lenders hereunder;

(c)	any voluntary prepayment;

(d)	any amendment of the definition of “Majority Lenders” or of the provisions of this Clause; or

(e)	any provision of this Agreement which expressly requires the consent of all Lenders.

Any amendment affecting the rights of the Agent shall also require the consent of the Agent.

20.	WAIVER AND SEVERABILITY

Time is of the essence of this Agreement but no failure or delay by any Finance Party in exercising any right, power or remedy hereunder shall impair such right, power or remedy or operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and do not exclude any other rights, powers and remedies provided by law. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity and enforceability of such provision under the law of any other jurisdiction, and of the remaining provisions of this Agreement, shall not be affected or impaired thereby.

21.	MISCELLANEOUS

21.1	Execution. This Agreement shall become effective as of the date hereof.

21.2	Entire Agreement. The Finance Documents constitute the entire obligation of the Finance Parties and supersede any previous expressions of intent or understandings in respect of this transaction.

21.3	Publicity. No announcement or other publicity in connection with this Agreement or relating in any way to the Facilities shall be made or arranged except with the Agent’s and the Borrower’s prior written consent. Any disclosure required by any applicable law and regulation is allowed to be made subject to prior notification being given to the Borrower where possible at least two (2) Business Days before such disclosure takes place.

21.4	Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts which when taken together shall be deemed to constitute one agreement.

22.	ASSIGNMENT, NOVATION AND LENDING OFFICES

22.1	The Borrower. Subject to Clause 23, the Borrower shall not assign or transfer all or any part of its rights or obligations under this Agreement.

22.2	Assignment and Novation. A Lender may:

(a)	assign all or any part of its rights under the Finance Documents in accordance with Clause 22.3; or

(b)	transfer by novation all or a portion of its rights, benefits and obligations under the Finance Documents in accordance with Clause 22.4,

(any such assignment or transfer by novation being referred to in this Clause 22 as a “transfer”). The Borrower shall execute and do all such documents, acts and things as the Agent may reasonably require for perfecting and completing any such transfer.

22.3	Assignment by Lenders. Any Lender may at any time with the prior written consent of the Borrower (such consent not to be unreasonably withheld) assign all or any of its rights under the Finance Documents to any other person Provided that:

(a)	any transfer of rights together with a novation of obligations to the same person may only be made in accordance with the novation procedure set out in Clause 22.4;

(b)	no such assignment shall take effect until the proposed Assignee has (i) agreed with the Agent and the other Lenders that it shall be under the same obligations towards each of them as it would have been under if it had been a party hereto as a Lender, (ii) paid the Agent for its own account a fee of Ten thousand Hong Kong Dollars (HK$10,000) and (iii) paid all sums which have been demanded under Clause 22.7; and

(c)	consent of the Borrower is not required if the assignment is to be made to another Lender.

22.4	Novation by Lenders. Any Lender may at any time with the prior written consent of the Borrower (such consent not to be unreasonably withheld) transfer by novation all or part of its rights, benefits and/or obligations under or arising out of the Finance Documents to an Eligible Transferee provided that consent of the Borrower is not required if the novation is to be made to another Lender. Such transfer shall be effected by:

(i)	the Eligible Transferee delivering a completed original Novation Certificate duly executed by such Lender and the intended Transferee to the Agent (for this purpose only, for itself and as agent for and on behalf of the Borrower and the other Lenders) together with a fee for the account of the Agent of Ten thousand Hong Kong Dollars (HK$10,000); and

(ii)	the Agent executing such Novation Certificate to acknowledge receipt thereof.

Upon delivery and execution of a Novation Certificate in accordance with the above conditions, all parties to this Agreement agree that, on the later of the date specified as the Transfer Date in such Novation Certificate and the fifth (5th) Business Day following the date of receipt thereof by the Agent (unless the Agent agrees a shorter period):

(a)	to the extent only that in such Novation Certificate the Lender which is party thereto seeks to transfer its rights and/or its obligations under the Finance Documents, the Borrower and such Lender shall each be released from further obligations to the other hereunder and their respective rights against the other shall be cancelled (such rights and obligations being referred to in this Clause 22.4 as “discharged rights and obligations”);

(b)	the Borrower and the Transferee which is party to such Novation Certificate shall each assume obligations towards the other and/or acquire rights against the other which differ from such discharged rights and obligations only insofar as the Borrower and such Transferee have assumed and/or acquired the same in place of the Borrower and such Lender; and

(c)	the Agent, such Transferee and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party hereto as a Lender with the rights and obligations acquired or assumed by it as a result of such transfer.

22.5	Authority. Each of the Borrower and the other Lenders hereby irrevocably authorises the Agent without further reference to it to acknowledge receipt of each Novation Certificate delivered to it in accordance with Clause 22.4 by its execution thereof. Upon receipt of any Novation Certificate, the Agent shall send a copy thereof to the Borrower but the Borrower agrees that failure to do so shall not invalidate any transfer. The Agent shall incur no liability to the Borrower or any Lender by virtue of its acting in accordance with the provisions of this Clause.

22.6	Reliance. The Agent and the Borrower may rely on and act in accordance with any Novation Certificate which has been delivered to and accepted by the Agent in accordance with Clause 22.4 and which appears to be complete and regular on its face. Neither of them shall incur any liability to any party by so doing and the Agent shall not be obliged to check or enquire whether a purported Transferee is an Eligible Transferee Provided that if it has actual notice that any proposed Transferee is not an Eligible Transferee, the Agent is hereby authorised (but not obliged) to refuse to accept the relevant Novation Certificate.

22.7	Reimbursement of Agent. Any Lender seeking to effect any transfer under this Clause 22 shall reimburse the Agent on demand for all costs, charges and expenses (including legal fees on a full indemnity basis) reasonably incurred in connection therewith.

22.8	Payments. The Agent shall distribute payments received by it in relation to all or any part of a share of Commitment or Participation to the Lender indicated in the records of the Agent as being so entitled on that date Provided that the Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to any part of this Clause to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.

22.9	Participations. A Lender may at any time grant one or more participations in its rights and/or obligations under the Finance Documents but no other party thereto shall be concerned in any way with any participation so granted.

22.10	Disclosure. A Finance Party may:

(a)	with the prior written consent of the Borrower (such consent not to be unreasonably withheld) disclose to any Assignee, Transferee or participant or bona fide potential Assignee, Transferee or participant; or

(b)	without further consent, disclose to the Holding Company of such Finance Party, any Subsidiary of such Finance Party or of its Holding Company on a confidential basis,

such information about the Borrower as such Finance Party shall consider reasonably appropriate. Any Finance Party and any person to whom disclosure has been made pursuant to this Clause may also make such disclosures as may be required by any applicable law of Hong Kong or elsewhere but not otherwise.

22.11	Lending Offices. Each Lender shall act initially through its Lending Office specified in Schedule 1 and may act subsequently through any of its other offices as selected by it from time to time. A Lender shall notify the Agent in writing of any change of its Lending Office at least five (5) Business Days prior to such change.

22.12	Reference Banks. The Agent shall, on the written instructions of the Majority Lenders, replace any Reference Bank at any time with such other bank as the Majority Lenders shall designate and the Agent shall give notice of any such replacement to the Borrower and the Lenders.

22.13	Increased Cost. If at any time during the period between the date on which a Lender assigns or transfers all or any of its rights, benefits and obligations under this Agreement or changes its Lending Office up to the immediately succeeding Interest Payment Date there arises, by reason solely of such assignment, transfer or change, an obligation on the part of the Borrower under Clause 9 or 10 to pay any additional amount which the Borrower would not have been obliged to pay to such Lender but for such assignment, transfer or change, then the Borrower shall not be obliged to pay such additional amount notwithstanding the provisions of Clauses 9 and 10, unless such assignment, transfer or change was made with the approval of the Borrower to mitigate or avoid the requirement for payment of increased costs pursuant to Clause 9.4, to avoid the occurrence of any unlawfulness pursuant to Clause 9.1 or to mitigate the effect of any additional payment obligation of the Borrower pursuant to Clause 10.

23.	SUBSTITUTION OF THE BORROWER

23.1	Substitution. Subject to satisfaction of the conditions set out in this Clause 23 and subject also to Clause 23.5, if at any time it is proposed that the Borrower will be involved in a reconstruction, amalgamation, merger or other arrangement involving MTR Corporation Limited following which there would be vested in or imposed upon the surviving entity all or substantially all of the undertakings, properties or assets of the Borrower, other than the obligations and liabilities under this Agreement (the surviving entity being hereinafter called the “Substitute Borrower”), the Borrower and the Finance Parties shall take such action as may be necessary (and subject to such reasonable conditions in addition to those contained in this Clause as the Finance Parties may impose) to procure that immediately after such reconstruction, amalgamation, merger or other arrangement is completed, the Substitute Borrower shall assume liability for the due and punctual payment of all payments and the performance of all the Borrower’s other obligations under this Agreement.

23.2	Substitution Certificate. Any substitution of the Borrower shall be effected by:

(a)	the Borrower delivering to the Agent a completed certificate substantially in the form of Schedule 3 (the “Substitution Certificate”) executed by the Borrower and the Substitute Borrower; and

(b)	the Agent executing the Substitution Certificate as agent for itself and on behalf of the Finance Parties,

provided that the failure of the Agent in executing the Substitution Certificate shall not affect the effectiveness of such substitution.

23.3	Effect of Substitution. Upon delivery and execution of a Substitution Certificate in accordance with the above conditions, all parties to this Agreement agree that on the date specified as the Substitution Date in such Substitution Certificate:

(a)	the Borrower and the Finance Parties shall each be released from further obligations to the other hereunder and their respective rights against the other shall be cancelled (such rights and obligations being referred to in this Clause 23.3 as “discharged rights and obligations”); and

(b)	the Substitute Borrower and Finance Parties shall each assume obligations towards the other and/or acquire rights against the other which are the same as the discharged rights and obligations of the Borrower and the Finance Parties.

23.4	Agent. Each of the Finance Parties hereby irrevocably authorises the Agent without further reference to sign each Substitution Certificate delivered to it in accordance with this Clause 23. Upon receipt of any Substitution Certificate, the Agent shall send a copy thereof to each Lender. The Agent shall incur no liability to the Borrower or any Lender by virtue of its acting in accordance with the provisions of this Clause.

23.5	Substitution by Ordinance. The Borrower, the Agent and each of the other Finance Parties hereby acknowledge and agree that the delivery and execution of a Substitution Certificate in accordance with the foregoing provisions of this Clause will not be necessary in the event that all or substantially all of the undertakings, properties or assets of the Borrower, including the Borrower’s obligations and liabilities under this Agreement, are vested in or imposed on another entity pursuant to, and from the day appointed by, any Hong Kong ordinance.

24.	MAINTENANCE OF REGISTER BY AGENT

The Agent will maintain a register (the “Register”) in which the Agent will record the names, interests and administrative details (including address and facsimile number) of each of the Lenders, their Commitments and Participations from time to time. The Register will be available for inspection by the Borrower during normal banking hours on any Business Day on giving the Agent reasonable prior notice. The entries on the Register will, in the absence of manifest error, be conclusive in determining the identity of the Lenders which are from time to time parties to this Agreement and may be relied on by the Borrower, Agent and any Lender for all purposes in connection with this Agreement.

25.	NOTICES

25.1	Delivery. Each notice, demand or other communication to be given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days’ prior written notice specified to the other parties):

To the Borrower:	Kowloon-Canton Railway Corporation
KCRC House
No. 9 Lok King Street
Fo Tan
Shatin
New Territories

	Fax Number	: (852) 2690 2963
	Attention	: Deputy Director, Finance

To the Agent:	BNP Paribas Hong Kong Branch
5/F and 13/F., Central Tower
28 Queen’s Road Central
Hong Kong

	Fax Number	: (852) 2530 2977/(852) 2970 0188
	Attention	: Mr. Aaron Li/Ms. Mary Loo

and to the Lenders at their respective Lending Offices.

25.2	Deemed Delivery. Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address and (b) if given or made by fax, when despatched with electronic confirmation of complete and error-free transmission, Provided that, if such day is not a working day in the place to which it is sent, such notice, demand or other communication shall be deemed delivered on the next following working day at such place.

25.3	Agent. All communications between the Lenders and the Borrower in relation to this Agreement shall be made through the Agent.

25.4	Language. Each notice, demand or other communication hereunder and any other documents required to be delivered hereunder shall be either in English or accompanied by a certified translation thereof into the English language.

26.	GOVERNING LAW AND JURISDICTION

26.1	Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of Hong Kong.

26.2	Jurisdiction. The Borrower irrevocably agrees for the benefit of the Finance Parties that any legal action or proceeding arising out of or relating to this Agreement may be brought in the courts of Hong Kong and irrevocably submits to the non-exclusive jurisdiction of such courts.

26.3	Waiver of Immunity. The Borrower irrevocably and unconditionally waives any immunity to which it or its property may at any time be or become entitled, whether characterised as sovereign immunity or otherwise, from any set-off or legal action in Hong Kong or elsewhere, including immunity from service of process, immunity from jurisdiction of any court or tribunal, and immunity of any of its property from attachment prior to judgment or from execution of a judgment.

26.4	Waiver, Final Judgment Conclusive. The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the choice of Hong Kong as the venue of any legal action arising out of or relating to this Agreement and agrees not to claim that any court thereof is not a convenient or appropriate forum. The Borrower also agrees that a final judgment against it in any such legal action shall be final and conclusive and may be enforced in any other jurisdiction, and that a certified or otherwise duly authenticated copy of the judgment shall be conclusive evidence of the fact and amount of its indebtedness.

IN WITNESS whereof this Agreement has been executed by the parties hereto on the date stated at the beginning of this Agreement.

Schedule 1

The Lenders

	Commitment
Name and Lending Office	Commitment under Tranche A Facility		Commitment under Tranche B Facility		Commitment under Tranche C Facility
The Hongkong and Shanghai Banking Corporation Limited L18, HSBC Main Building 1 Queen’s Road Central Hong Kong Fax No: (852) 2877-2959 / 2868 4249 Attention: Ms. Taisy Liu / Mr. Francis Leung / Mr. Austin Mok / Ms. Helen Cheung	HK$	560,000,000	HK$	560,000,000	HK$	170,000,000

Hang Seng Bank Limited 16/F, Hang Seng Tower 33 Wai Yip Street Kowloon Bay Kowloon Hong Kong Fax No: (852) 2845-8860 / 2804-6880 Attention: Ms. Elizabeth Kong / Ms. Katy Kam Corporate Credit Administration Department	HK$	700,000,000	HK$	385,000,000	HK$	100,000,000

The Bank of Tokyo-Mitsubishi, Ltd. 14/F, Tower 1, Admiralty Centre 18 Harcourt Road Hong Kong Fax No: (852) 2866-3966 Attention: Mr. Garrette Leung / Mr. Wilson Yip Head / Manager Credit Planning and Administration Department	HK$	140,000,000	HK$	490,000,000	HK$	60,000,000

	Commitment under Tranche A Facility		Commitment under Tranche B Facility		Commitment under Tranche C Facility
Calyon, Hong Kong Branch 30/F, Two Pacific Place 88 Queensway Hong Kong Fax No: (852) 2810-1270 Attention: Ms. Windy Lau	HK$	245,000,000	HK$	280,000,000	HK$	150,000,000

Bank of China (Hong Kong) Limited 17/F, Bank of China Centre 11 Hoi Fai Road West Kowloon, Hong Kong Fax No: (852) 2526-7478 Attention: Mr. Kenneth Man / Ms. Wendy Yuen	HK$	315,000,000	HK$	315,000,000		N/A

BNP Paribas Hong Kong Branch 5/F, Central Tower 28 Queen’s Road Central Hong Kong Fax No: (852) 2530-2977 Attention: Mr. Aaron Li / Ms. Ellen Chan	HK$	210,000,000	HK$	210,000,000	HK$	100,000,000

Standard Chartered Bank (Hong Kong) Limited 11/F, Standard Chartered Tower 388 Kwun Tong Road Kowloon Fax No: (852) 2377-0295 / 2821-1339 Tel. No: (852) 2282-6439 / 2841-0290 Attention: Ms. Cindy Leung / Ms. Anna Cheng	HK$	210,000,000	HK$	245,000,000	HK$	50,000,000

	Commitment under Tranche A Facility		Commitment under Tranche B Facility		Commitment under Tranche C Facility
Barclays Bank PLC 42/F, Citibank Tower 3 Garden Road Central Hong Kong Fax No: (852) 2903-2395 Tel. No: (852) 2903-2345 / 2903-2347 Attention: Mr. Robin Gibbons / Ms. Dora Lee	HK$	175,000,000	HK$	210,000,000	HK$	90,000,000

Citibank, N.A. 50/F, Citibank Tower, Citibank Plaza 3 Garden Road Central Hong Kong Fax No: (852) 2523-0949 Attention: Ms. Henrietta Tsui Public Sector & Local Corporate Group	HK$	175,000,000	HK$	140,000,000		N/A

UFJ Bank Limited, Hong Kong Branch Fairmont House 8 Cotton Tree Drive Central Hong Kong Fax No: (852) 2877-0700 Tel. No: (852) 2843-3787 Attention: Ms. Jackie Wah Loan Administration	HK$	140,000,000	HK$	140,000,000		N/A

Bank of Communications, Hong Kong Branch 8/F, Bank of Communications Tower 231-235 Gloucester Road Causeway Bay Hong Kong Fax No: (852) 2591-0563 Attention: Mr. Danny Chan / Mr. Raymond Kwok	HK$	140,000,000	HK$	140,000,000		N/A

	Commitment under Tranche A Facility		Commitment under Tranche B Facility		Commitment under Tranche C Facility
Mizuho Corporate Bank, Ltd., Hong Kong Branch 17/F, Two Pacific Place 88 Queensway Hong Kong Fax No: (852) 2564-7589 Tel. No: (852) 2103-3000 Attention: Mr. Nelson To / Mr. Adrian Chau, Loan Operations Department	HK$	140,000,000	HK$	105,000,000		N/A

National Australia Finance (Asia) Limited Level 27, One Pacific Place 88 Queensway Hong Kong Fax No: (852) 2845-9251 Attention: Mr. Alvin Lee / Ms. Ophelia Yang	HK$	105,000,000	HK$	140,000,000		N/A

Sumitomo Mitsui Banking Corporation 7-8/F, One International Finance Centre 1 Harbour View Street, Central Hong Kong Fax No: (852) 2206-2968 Attention: Loan Operations Department		N/A		N/A	HK$	230,000,000

ABN AMRO Bank N.V. 38/F, Cheung Kong Centre 2 Queen’s Road Central Hong Kong Fax No: (852) 2700-3202 Tel. No: (852) 2700-3209 / 2700-3211 Attention: Ms. Shirley Yiu / Ms. Helen Fei	HK$	140,000,000		N/A		N/A

	Commitment under Tranche A Facility		Commitment under Tranche B Facility		Commitment under Tranche C Facility
DBS Bank Ltd., Hong Kong Branch 16/F, Man Yee Building 68 Des Voeux Road Central Hong Kong Fax No: (852) 2877-6703 Tel. No: (852) 2848-3451 Attention: Mr. Samuel Wong Manager Corporate Banking, Middle Office	HK$	70,000,000	HK$	35,000,000	HK$	20,000,000

Wing Lung Bank, Limited 45 Des Voeux Road Central Hong Kong Fax No: (852) 2868-4786 Tel. No: (852) 2826-8304 /2826-8288 Attention: Ms. Virginia Eng, Head of Syndicated Loans Department / Ms. Cynthia Kwan, Sub-manager	HK$	35,000,000	HK$	35,000,000	HK$	30,000,000

Commonwealth Bank of Australia 1501-05, Chater House 8 Connaught Road Central Hong Kong Fax No: (852) 2845-9194 Tel. No: (852) 2844-7503 / 2844-7502 Attention: Ms. Annie Leung, Senior Risk Manager / Ms. Maria Yeung, Chief Manager, Corporate Finance, Greater China		N/A	HK$	70,000,000		N/A

Schedule 2

Form of Novation Certificate

To:	[the Agent]

as agent for itself and on behalf of the Finance Parties and the Borrower each as defined below

NOVATION CERTIFICATE

Relating to the agreement (the “Loan Agreement”) dated              2004 whereby loan facilities were made available to Kowloon-Canton Railway Corporation (the “Borrower”) by the Lenders (as therein defined) on whose behalf [                    ] (the “Agent”) acted as agent in connection therewith. Terms defined in the Loan Agreement shall have the same meanings when used herein.

1.	[ ] (the “Transferor”) confirms the accuracy of the summary of its Participation in the Facilities set out in the Schedule below and requests [ ] (the “Transferee”) to accept and procure the transfer to the Transferee of [the whole] / [[ ] per cent] of its Commitment and/or its Participation in the Advances outstanding under the Facilities by countersigning and delivering this Novation Certificate to the Agent at its address for the service of notices specified in the Loan Agreement.

2.	The Transferee hereby requests the Agent to accept this Novation Certificate as being delivered to the Agent pursuant to Clause 22.4 of the Loan Agreement so as to take effect in accordance with the terms thereof on [ ] 200• (the “Transfer Date”) or on such later date as may be determined in accordance with the terms of Clause 22.4 and confirms and agrees as contemplated by such Clause.

3.	The Transferee hereby:

(a)	undertakes with the Transferor and each of the other parties to the Loan Agreement that it will perform in accordance with their terms all those obligations which by the terms of any Finance Document are expressed to be assumed by it after receipt of this Novation Certificate by the Agent and satisfaction of the conditions (if any) subject to which this Novation Certificate is expressed to take effect;

(b)	appoints the Agent to act as its agent as provided in the Loan Agreement; and

(c)	expressly agrees to all the terms of the Loan Agreement.

4.	The Transferee warrants that it has received copies of the Loan Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Transferor or any other Finance Party to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such document or information and further agrees that it has not relied and will not rely on the Transferor or any other Finance Party to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any other party to any Finance Document.

5.	Neither the Transferor nor the Agent (either on its own behalf or on behalf of any other Finance Party or other person) makes any representation or warranty or assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any document relating thereto or assumes any responsibility for the financial condition of the Borrower or any other party or for the performance and observance by the Borrower or any other party of any of its obligations under the Finance Documents or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

6.	By its execution of this Novation Certificate, the Transferee hereby represents to the Transferor and each of the other parties to the Finance Documents that:

(a)	it is an Eligible Transferee; and

(b)	it is duly incorporated, validly existing, has full power, authority and legal right to enter into the transactions contemplated by, and perform the obligations assumed pursuant to, this Novation Certificate and the relevant Finance Documents and has taken all necessary action to authorise execution of this Novation Certificate.

7.	The Transferor hereby gives notice that nothing herein or in any Finance Document (or any document relating thereto) shall oblige the Transferor to:

(a)	accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under any Finance Document hereby transferred; or

(b)	support any losses directly or indirectly sustained or incurred by the Transferee (i) by reason of the non-performance by the Borrower or any other party to any Finance Document or any document relating thereto of its obligations under any such document or (ii) otherwise.

The Transferee hereby acknowledges the absence of any such obligation as is referred to in (a) or (b) above.

8.	This Novation Certificate and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of Hong Kong.

The Schedule

Transferor’s Participation in the Facilities

Commitment under the [Tranche A Facility/Tranche B Facility/Tranche C Facility]	Participation in Advances under the [Tranche A Facility/Tranche B Facility/Tranche C Facility] (as of the date of this Novation Certificate)

Amount to be Transferred

Commitment under the [Tranche A Facility/Tranche B Facility/Tranche C Facility]	Participation under the [Tranche A Facility/Tranche B Facility/Tranche C Facility]
%	%

Amount:	Amount:

HK$	HK$

[Transferor]	[Transferee]

By:	By:
Date:	Date:

Address:	Address:

Tel:	Tel:
Fax:	Fax:
Telex:	Telex:

Bank account(s)	Bank account(s)
for payments:	for payments:

Receipt acknowledged.

Agent
By:

Date:

•	This Novation Certificate is not a security and is of no value to any person other than the Transferor, the Transferee and the Borrower.

Schedule 3

Form of Substitution Certificate

To:        [the Agent]

as agent for itself and on behalf of the Finance Parties each as defined below

SUBSTITUTION CERTIFICATE

Relating to the agreement (the “Loan Agreement”) dated                      2004 whereby loan facilities were made available to Kowloon-Canton Railway Corporation (the “Borrower”) by the Lenders (as therein defined) on whose behalf [                    ] (the “Agent”) acted as agent in connection therewith. Terms defined in the Loan Agreement shall have the same meanings when used herein.

1.	This Substitution Certificate is signed on behalf of the Borrower and [ ] (the “Substitute Borrower”) and is delivered to the Agent pursuant to Clause 23.2 of the Loan Agreement.

2.	The Borrower and Substitute Borrower hereby request the Agent to execute for itself and on behalf of the other Finance Parties this Substitution Certificate so as to take effect on [ ] 200• (the “Substitution Date”).

3.	The Substitute Borrower hereby:

(a)	undertakes with the Borrower and each of the other parties to the Loan Agreement that it will perform in accordance with the terms of the Loan Agreement and the other Finance Documents all those obligations which by the terms of any Finance Document are expressed to be assumed by the Borrower after execution of this Substitution Certificate by the Agent;

(b)	expressly agrees to all the terms of the Loan Agreement and the other Finance Documents; and

(c)	advises the Agent and the Lenders that for the purpose of Clause 12.1 of the Loan Agreement, payments shall be made to its account no.[ ] maintained with [name of Bank].

4.	The Agent for itself and on behalf of each of the other Finance Parties hereby:

(a)	undertakes with the Substitute Borrower and each of the other parties to the Loan Agreement that it will perform in accordance with the terms of the Loan Agreement all those obligations which by the terms of any Finance Document are expressed to be assumed by it after execution of this Substitution Certificate by the Agent; and

(b)	expressly agrees to all the terms of the Loan Agreement.

5.	By its execution of this Substitution Certificate, the Substitute Borrower hereby represents to the Agent and each of the other parties to the Finance Documents that it is duly incorporated, validly existing, has full power, authority and legal right to enter into the transactions contemplated by, and perform the obligations assumed pursuant to, this Substitution Certificate and the relevant Finance Documents and has taken all necessary action to authorise execution of this Substitution Certificate.

6.	This Substitution Certificate and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of Hong Kong.

Borrower	Substitute Borrower
Kowloon-Canton Railway Corporation	[ ]

By:	By:
Date:	Date:
Agent
[ ]

By:
Date:

Schedule 4

Form of Legal Opinion

BY HAND

Draft 13/09/04

BNP Paribas Hong Kong Branch 13th Floor, Central Tower, 28 Queen’s Road, Central, Hong Kong.	Our Ref: KC/B4/04/179874/1 Your Ref: Direct Tel: 2843 2423 Direct Fax: 2103 5144 Date: [ ] 2004

(as Agent for the Lenders referred to below)

Attn : Mr. Oscar Tang/Ms. Mary Loo

Dear Sirs,

Re:	HK$8,000,000,000 Credit Facilities to

Kowloon-Canton Railway Corporation (the “Borrower”)

We refer to the Agreement dated the [            ] day of September 2004 (the “Agreement”) entered into between the Borrower (as borrower), the banks and financial institutions named therein (the “Lenders”) (as lenders) and BNP Paribas Hong Kong Branch (the “Agent”) (as agent) in relation to credit facilities of up to HK$8,000,000,000 (the “Facilities”).

All expressions defined in the Agreement shall, unless the context otherwise requires, have the same meanings when used in this opinion letter.

We have examined the following documents:-

1.	a signed original of the Agreement;

2.	a certificate signed by the Company Secretary of the Borrower confirming that the Managing Board of the members of the Borrower have approved the borrowing on the terms of the Agreement and have authorised its appropriate officer(s) to execute the Agreement, the Fee Letters and other documents in connection therewith; and

3.	a certified true copy of the current Business Registration Certificate of the Borrower.

We have made such other enquiries and examined such other documents as we have considered appropriate for the purpose of giving the opinion set out below.

In considering the documents listed above, we have assumed:-

(a)	the genuineness of all signatures and seals on the original documents and the authenticity of all original documents submitted to us;

(b)	the completeness of and the conformity to the original documents of all copies submitted to us;

(c)	the capacities, powers and authorities of and due execution and delivery by all parties to the Agreement;

(d)	the solvency of each party to the Agreement at the time of, and immediately after the execution and delivery of the Agreement;

(e)	the accuracy and completeness of all factual representations made in all documents examined by us;

(f)	that the certificate referred to in paragraph 2 above is a faithful confirmation of the facts therein stated and that resolutions were duly passed at the meeting duly convened and held by the Managing Board of members of the Borrower and such resolutions have not been revoked or withdrawn;

(g)	that the information disclosed in the results of searches referred to in paragraph (1) below are accurate and complete and such results have not since then been materially altered or added to and that such searches did not fail to disclose any information which has been delivered for filing at the time of the relevant search;

(h)	that the Facilities are to be applied by the Borrower for general working capital in connection with the its purposes specified under section 4 of the Kowloon-Canton Railway Corporation Ordinance (Cap.372) (the “Ordinance”); and

(i)	that neither the Agent, the Lenders nor any of their respective officers or employees has notice of any matter which would affect the bona fides of the execution and delivery of the Agreement.

Based upon and subject to the foregoing, and subject as mentioned below, and subject also to any matters not disclosed to us by the parties concerned, we are of the opinion that under Hong Kong law at the date hereof:-

(1)	the Borrower is a statutory body established by the Ordinance and is validly existing; the search made at the Official Receiver’s Office in Hong Kong reveals no order or resolution for the winding-up of the Borrower, no appointment of a receiver of the Borrower, and no winding-up petition in respect of the Borrower;

(2)	the Borrower has the power under Section 9 of the Ordinance to borrow the Facilities and enter into the Agreement and has taken all necessary action to authorise its entering into of the Agreement, and the execution and delivery of the Agreement and the borrowing of the Facilities thereunder do not contravene any existing applicable laws of Hong Kong;

(3)	the Agreement constitutes valid and legally binding obligations of the Borrower enforceable in accordance with the terms thereof, and the obligations of the Borrower under the Agreement rank at least pari passu with its other unsecured and unsubordinated obligations, except those which are preferred by operation of law;

(4)	insofar as the laws of Hong Kong are concerned, no consent, licence, approval, authorisation or exemption from and no registration with or notification to any Hong Kong governmental or other Hong Kong regulatory authority, bureau or agency are required by the Borrower with respect to the execution, delivery, legal validity or enforcement of the Agreement ;

(5)	neither the Agreement nor its execution or delivery is liable to any stamp duty or other similar tax or duty imposed by any competent authority of or within Hong Kong;

(6)	the Borrower will not be required to make any deduction or withholding for or on account of any taxes, levies, imposts, duties, charges or fees of any nature imposed by the Government of Hong Kong or any authority thereof or therein from any payment under the Agreement; and

(7)	neither the Borrower nor any of its assets is entitled to any immunity in Hong Kong on grounds of sovereignty or otherwise from any legal process.

Our opinion as to the binding nature and validity of the obligations undertaken by the Borrower under the Agreement are subject to (i) all limitations resulting from bankruptcy, insolvency, liquidation, moratorium, reorganisation, reconstruction or similar laws of general application and from limitation of action by lapse of time; and (ii) the availability of certain equitable remedies, such as specific performance and injunction, being at the discretion of the courts of Hong Kong which might make an award of damages where specific performance or some other equitable remedy is sought, and is also subject to the following:-

(a)	The term “enforceable” used in paragraph (3) above means that the obligations assumed by the Borrower under the Agreement are of a type which the courts of Hong Kong would enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(i)	enforcement of the obligations of any of the parties under the Agreement in the courts of Hong Kong may be affected by prescription or lapse of time or by bankruptcy, insolvency, liquidation, reorganisation, reconstruction or similar laws affecting creditors’ rights generally or a right of set-off, counterclaim or similar defence in the event of legal proceedings as aforesaid;

(ii)	the power of a Hong Kong court to grant equitable remedies, such as injunction and specific performance, is discretionary and accordingly a Hong Kong court might make an award of damages where an equitable remedy is sought as aforesaid;

(iii)	where any obligation under the Agreement is to be performed in any jurisdiction outside Hong Kong, it may not be enforceable in Hong Kong to the extent that such performance would be illegal or ineffective by virtue of any law or regulation of, or contrary to public policy in, that other jurisdiction; and

(iv)	the enforcement of rights and obligations of the Borrower may be limited by provisions of Hong Kong law applicable to the Agreement held to have been frustrated by events happening after its execution.

(b)	Those provisions in the Agreement to the effect that certain certificates or determinations shall be conclusive and/or binding will not be effective if they are erroneous or fraudulent on their face and may not prevent any judicial enquiry into the merits of any claim in respect of such certificates or determinations.

(c)	Clauses in the Agreement relating to payment of interest on overdue sums may not be enforceable if construed by the courts of Hong Kong as imposing a penalty.

(d)	As regards the provisions of the Agreement relating to severability, the question whether or not provisions of such documents which may be invalid may be severed from the other provisions in order to save those other provisions would be determined by a court of Hong Kong at its discretion.

This opinion is limited to matters of Hong Kong law and, except to the extent that the same is commented upon in this opinion, we express no opinion with respect to the laws of any other jurisdiction, in particular, in respect of the enforceability of the Agreement against the Borrower under the laws of any jurisdiction other than Hong Kong.

This opinion is addressed to the Agent in our capacity as solicitors to the Agent, as agent for itself and for the Lenders, and may not be disclosed to or relied upon by anyone other than the Agent and the Lenders for any purpose other than in connection with the Agreement. This opinion is limited to the matters stated herein and does not extend to and is not to be read as extending by implication to any other matter in connection with the Agreement.

Yours faithfully,

JOHNSON STOKES & MASTER

THE BORROWER

SIGNED for and on behalf of	)
KOWLOON-CANTON	)	Sgd:	Mr. Samuel Lai
RAILWAY CORPORATION	)
by Mr. Samuel Lai	)

THE SENIOR LEAD MANAGERS AND LENDERS

SIGNED for and on behalf of	)
THE HONGKONG AND	)
SHANGHAI BANKING	)	Sgd:	Ms. Rose Lee
CORPORATION LIMITED	)
by Ms. Rose Lee	)

SIGNED for and on behalf of	)
HANG SENG BANK LIMITED	)	Sgd:	Mr. Y.T. Ng
by Mr. Y.T. Ng	)		Ms. Daphne Wat
Ms. Daphne Wat

SIGNED for and on behalf of	)
THE BANK OF TOKYO-)		Sgd:	Mr. Toshiaki Arai
MITSUBISHI, LTD.	)
by Mr. Toshiaki Arai	)

SIGNED for and on behalf of	)
CALYON	)	Sgd:	Mr. Michel Demuynck
by Mr. Michel Demuynck	)		Mr. John Corrin
Mr. John Corrin

SIGNED for and on behalf of	)
BANK OF CHINA (HONG	)	Sgd:	Mr. Lam Yim Nam, David
KONG) LIMITED	)
by Mr. Lam Yim Nam, David	)

SIGNED for and on behalf of	)
BNP PARIBAS HONG KONG	)	Sgd:	Mr. Clarence T’ao
BRANCH	)		Mr. Jacques Jouve
by Mr. Clarence T’ao	)
Mr. Jacques Jouve

SIGNED for and on behalf of	)
STANDARD CHARTERED	)	Sgd:	Ms. Grace Fung-Oei
BANK (HONG KONG) LIMITED	)
by Ms. Grace Fung-Oei	)

SIGNED for and on behalf of	)
BARCLAYS BANK PLC	)	Sgd:	Mr. Rick Ng
By Mr. Rick Ng	)		Ms. Grace Tam
Ms. Grace Tam

SIGNED for and on behalf of	)
CITIBANK, N.A.	)	Sgd:	Mr. Alvin Mak
by Mr. Alvin Mak	)

THE LEAD MANAGERS AND LENDERS

SIGNED for and on behalf of	)
UFJ BANK LIMITED, HONG	)	Sgd:	Mr. Rox Lam
KONG BRANCH	)
by Mr. Rox Lam	)

SIGNED for and on behalf of	)
BANK OF COMMUNICATIONS,	)	Sgd:	Mr. Xu Chengfa
HONG KONG BRANCH	)		Mr. Sin Tat Wo
by Mr. Xu Chengfa	)
Mr. Sin Tat Wo

SIGNED for and on behalf of	)
MIZUHO CORPORATE BANK,	)	Sgd:	Mr. Yasuhiro Kiuchi
LTD., HONG KONG BRANCH	)
by Mr. Yasuhiro Kiuchi	)

SIGNED for and on behalf of	)
NATIONAL AUSTRALIA	)	Sgd:	Mr. Henry Hooi
BANK LIMITED	)		Mr. Alvin Lee
(in its capacity as Lead Manager))
by Mr. Henry Hooi	)
Mr. Alvin Lee

SIGNED for and on behalf of	)
NATIONAL AUSTRALIA	)	Sgd:	Mr. Henry Hooi
FINANCE (ASIA) LIMITED	)		Mr. Alvin Lee
(in its capacity as Lender))
by Mr. Henry Hooi	)
Mr. Alvin Lee

SIGNED for and on behalf of	)
SUMITOMO MITSUI BANKING	)	Sgd:	Mr. Chris Chan
CORPORATION	)
by Mr. Chris Chan	)

SIGNED for and on behalf of	)
ABN AMRO BANK N.V.	)	Sgd:	Mr. Sonny Leung
by Mr. Sonny Leung	)		Mr. Michael Mui
Mr. Michael Mui

SIGNED for and on behalf of	)
DBS BANK LTD.	)	Sgd:	Mr. Kwik Sam Aik
by Mr. Kwik Sam Aik	)		Ms. Cecilia Noronha
Ms. Cecilia Noronha

SIGNED for and on behalf of	)
WING LUNG BANK, LIMITED	)	Sgd:	Dr. Michael Po-ko Wu
by Dr. Michael Po-ko Wu	)		Ms. Virginia Eng
Ms. Virginia Eng

SIGNED for and on behalf of	)
COMMONWEALTH BANK OF	)	Sgd:	Mr. Stephen Holden
AUSTRALIA	)
by Mr. Stephen Holden	)

THE AGENT

SIGNED for and on behalf of	)
BNP PARIBAS HONG KONG	)	Sgd:	Mr. Clarence T’ao
BRANCH	)		Mr. Jacques Jouve
by Mr. Clarence T’ao	)
Mr. Jacques Jouve

Appendix

Form of Notice of Drawing

From:  Kowloon-Canton Railway Corporation

To:      [Agent]

Dear Sirs,

HK$8,000,000,000 credit facilities:

Facilities Agreement dated [                    ] 2004

We refer to the above Facility Agreement, and hereby give notice that we wish to draw an Advance under the [Tranche A/Tranche B/Tranche C] Facility on                      200     in the amount of HK$            .

The Interest Period in relation to the Advance shall be [                (        )] month(s) (subject as provided in clause 6.2 of the Facility Agreement).

The proceeds of the Advance should be disbursed in accordance with clause 12.1 of the Facility Agreement.

The proceeds of the Advance are to be used exclusively for the purposes specified in the Facility Agreement.

We confirm that:

(a)	the representations and warranties set out in clause 13.1 of the Facility Agreement, repeated with reference to the facts and circumstances subsisting at the date of this notice, remain true and correct; and

(b)	no Event of Default or Potential Event of Default has occurred which remains unwaived or unremedied or would result from the making of the Advance.

Terms defined in the Facility Agreement have the same meanings when used in this notice.

For and on behalf of

Kowloon-Canton Railway Corporation

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